SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Colonial Properties Trust
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

March 16, 2009

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Colonial Properties Trust to be held on Wednesday April 22, 2009 at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center, 1901 6th Avenue North, Birmingham, Alabama 35203.

     The matters to be acted on at the meeting - the election of trustees and the ratification of the appointment of our independent registered public accounting firm - are described in the accompanying proxy statement. A proxy card on which to indicate your vote and a postage paid envelope in which to return your proxy are enclosed. In addition, a copy of our annual report to shareholders is enclosed.

     We realize that all of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, your vote is very important. If you are unable to be present at the meeting in person we urge you to complete, sign, date and return the enclosed proxy or cast your vote electronically by telephone or the internet, as more fully described in the proxy statement, so that your shares will be represented. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

     This is your opportunity to voice your opinion on matters affecting Colonial Properties Trust. We look forward to receiving your proxy and perhaps seeing you at the annual meeting.

Sincerely,

Thomas H. Lowder
Chairman of the Board and Chief Executive Officer

Enclosures

COLONIAL PROPERTIES TRUST AND SUBSIDIARIES LISTED NEW YORK STOCK EXCHANGE
2101 6TH AVENUE NORTH, SUITE 705 • BIRMINGHAM, AL 35203 • 205.250.8700 • FAX 205.250.8890 • colonialprop.com

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

-------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 22, 2009

Dear Shareholder:

You are cordially invited to attend our 2009 annual meeting of shareholders to be held on Wednesday, April 22, 2009, at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center, 1901 6th Avenue North, Birmingham, Alabama 35203, to consider the following proposals:

1.	To elect the following 10 persons to serve as trustees each for a term expiring at the 2010 annual meeting of shareholders: Carl F. Bailey; M. Miller Gorrie; William M. Johnson; Glade M. Knight; James K. Lowder; Thomas H. Lowder; Herbert A. Meisler; Claude B. Nielsen; Harold W. Ripps; and John W. Spiegel;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only shareholders of record at the close of business on February 12, 2009 will be entitled to vote at the meeting or any adjournments thereof.

     YOUR VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR CAST YOUR VOTE ELECTRONICALLY BY TELEPHONE OR THE INTERNET, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. YOUR VOTE IS BEING SOLICITED BY THE BOARD OF TRUSTEES.

BY ORDER OF THE BOARD OF TRUSTEES

John P. Rigrish
Chief Administrative Officer and
Corporate Secretary

Birmingham, Alabama
March 16, 2009

COLONIAL PROPERTIES TRUST

COLONIAL PLAZA
2101 6TH AVENUE NORTH, SUITE 750
BIRMINGHAM, ALABAMA 35203

-------------------------

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

To be held on April 22, 2009

     This proxy statement is furnished to shareholders of Colonial Properties Trust in connection with the solicitation of proxies for use at our annual meeting of shareholders to be held on Wednesday, April 22, 2009, at 10:30 a.m., central time, in the auditorium on the 2nd floor of the Regions Center, 1901 6th Avenue North, Birmingham, Alabama 35203, for the purposes set forth in the notice of meeting. All references to “we,” “us,” “our,” “Colonial” or the “Company” refer to Colonial Properties Trust and/or its subsidiaries as the context requires. This solicitation of proxies is made by Colonial Properties Trust on behalf of our board of trustees.

     Holders of record of our common shares of beneficial interest as of the close of business on the record date, February 12, 2009, are entitled to receive notice of, and to vote at the meeting. The common shares constitute the only class of securities entitled to vote at the meeting, and each common share entitles you to one vote on each matter upon which you have the right to vote. As of the close of business on February 12, 2009, we had 48,607,490 common shares issued and outstanding.

     Common shares represented by proxies either in the form enclosed, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. The board of trustees recommends a vote (1) FOR the election of all nominees for trustee set forth herein; and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We know of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to the address shown above, addressed to the Corporate Secretary, by delivering a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     Our 2008 annual report to shareholders is enclosed with this proxy statement. This proxy statement, the proxy card and the 2008 annual report to shareholders are first being mailed to our shareholders beginning on or about March 16, 2009. The mailing address for our principal executive office is 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

You should rely only on the information provided in this proxy statement. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

Table of Contents

Election of Trustees	3
Board of Trustees	3
Board Recommendation	3
Nominees for Election	3
Vote Required	5
Information Regarding Trustees and Corporate Governance	6
Meetings of the Board of Trustees	6
Executive Sessions of Non-Management Trustees	6
Trustee Attendance at Annual Meetings	6
Lead Trustee	6
Communication with the Board of Trustees	6
Trustee Candidate Review	7
Committees of the Board of Trustees	8
Committee Membership	10
Board of Trustees Assessment of Independence	10
Code of Ethical Conduct	11
Audit Committee Report	12
Ratification of Appointment of Independent Registered Public Accounting Firm	13
Summary of Audit Fees	13
Vote Required	13
Board Recommendation	13
Pre-Approval Policy for Services by Auditor	14
Compensation Discussion and Analysis	15
Compensation Philosophy and Guiding Principles	15
Benchmarking	16
Elements of Compensation	17
Option and Restricted Share Grant Practices	23
Named Executive Officer Ownership and Holding Guidelines	23
$1 Million Pay Deductibility Limit	24
Payment of Transition Incentive Compensation Arrangement
for 2006 – 2008 Performance	24
Changes in Organizational Structure and Related Compensation Issues	25
2009 Annual Incentive Plan Determinations	27
Compensation Committee Report	27
Compensation of Trustees and Executive Officers	28
Executive Compensation	28
Trustee Compensation	37
Compensation Committee Interlocks and Insider Participation	40
Certain Relationships and Related Transactions	40
Voting Securities Held By Principal Shareholders and Management	41
Section 16(a) Beneficial Ownership Reporting Compliance	44
Shareholder Proposals for 2010 Annual Meeting	44
Voting Procedures and Costs of Proxy Solicitation	44
Householding of Proxy Materials	45
Important Notice Regarding the Availability of Proxy Materials For The Stockholder
Meeting to be Held on April 22, 2009	46

ELECTION OF TRUSTEES
(Proposal 1)

Board of Trustees

     Our board of trustees is currently comprised of eleven members elected by the shareholders annually. As we previously announced, Mr. Senterfitt passed away in August 2008 and Mr. Andress resigned on December 30, 2008. As a result of these developments, as well as the senior management reorganization that occurred in December 2008, pursuant to our declaration of trust, our board of trustees has reduced the size of the board of trustees to 10 trustees, effective as of the 2009 annual meeting of shareholders. Mr. Thompson’s term as a trustee will expire at the 2009 annual meeting of shareholders. Carl F. Bailey, M. Miller Gorrie, William M. Johnson, Glade Knight, James K. Lowder, Thomas H. Lowder, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, have been nominated for re-election at the meeting. All the nominees are expected to hold office until the 2010 annual meeting of shareholders or until their successors are elected and qualified.

     The board of trustees knows of no reason why any nominee would be unable to serve as a trustee, should any or all of these nominees become unable to serve for any reason, the board of trustees may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of the substitute nominee or nominees. Alternatively, we may reduce the number of trustees on our board of trustees.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election

     Carl F. Bailey, 78, has been a trustee since 1993. Since 2002, Mr. Bailey has been chairman of TekQuest Industries, Inc., a manufacturing company. Mr. Bailey was co-chairman of BellSouth Telecommunications, Inc. and chairman and chief executive officer of South Central Bell Telephone Company from 1982 to 1992. From 1952 to 1992, he worked for South Central Bell and Southern Bell in a number of capacities, including as president and a member of the board of directors from 1982 until 1992. Mr. Bailey was a member of the board of directors of SouthTrust Corporation, a financial services corporation until the SouthTrust Corporation board was terminated on November 1, 2004 as a result of the merger between SouthTrust Corporation and Wachovia Corporation. Mr. Bailey is a member of the Board of Trustees of Birmingham Southern College and a former chairman of the board. Mr. Bailey is the lead trustee of the board of trustees, chairman of the governance committee, and is a member of the audit and executive committees of the board of trustees.

     M. Miller Gorrie, 73, has been a trustee since 1993. Since 1995, Mr. Gorrie has served as chairman of the board and chief executive officer of Brasfield & Gorrie, L.L.C., a regional general contracting firm located in Birmingham, Alabama that was ranked 16th in the Engineering News Record’s “Top General Building Contractors” based on 2007 construction revenues. He currently serves on the boards of American Cast Iron Pipe Company, the Metropolitan Development Board, Economic Development Partnership of Alabama, the Alabama Symphony Orchestra and the University of Alabama at Birmingham Civil Engineer Advisory Board. In the past he has served as a director of AmSouth Bank, Baptist Hospital Foundation, United Way of Central Alabama, the Associated General Contractors, Alabama Chamber of Commerce, the Building Science Advisory Board of Auburn University, and the Business Council of Alabama. Mr. Gorrie is chairman of the executive committee of the board of trustees.

     William M. Johnson, 62, has been a trustee since 1997. From 1978 to 2003, Mr. Johnson was chief executive officer and founder of Johnson Development Company, a real estate development, construction and management firm in the Atlanta, Georgia area. Mr. Johnson directed the development, leasing and management of 1.2 million square feet of office, warehouse, retail and hotel space having a value in excess of $117 million, including seven office buildings and retail properties that we acquired from Mr. Johnson in 1997. Mr. Johnson is a member of the boards of trustees of Asbury Theological Seminary and The Mission Society. He also provides strategic consulting services in connection with ministry work in Kenya, Africa. Since 1999, Mr. Johnson has been chief executive officer and founder of a family foundation that provides financial assistance to 28 local, national and international ministries. Mr. Johnson is a member of the executive compensation committee and executive committee of the board of trustees.

     Glade M. Knight, 64, has been a trustee since 2005. Mr. Knight is the founder, chairman of the board and chief executive officer of four REITs: Apple REIT Six, Inc., Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. He also founded and served as the chairman and chief executive officer of Apple Hospitality Two, Inc. and Apple Hospitality Five, Inc., two hotel REITs, until they were sold during 2007. From 1993 until April 2005, Mr. Knight was founder, chairman and chief executive officer of Cornerstone Realty Income Trust, Inc. (“Cornerstone”), which owned apartment communities, and which we merged with in April 2005. He is chairman of the board of trustees of Southern Virginia University in Buena Vista, Virginia. He also is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University. He has served on a National Advisory Council for Brigham Young University and is a founding member of the university’s Entrepreneurial Department of the Graduate School of Business Management.

     James K. Lowder, 59, has been a trustee since 1993. Mr. Lowder has served as chairman of the board of The Colonial Company and its subsidiaries since 1995. He is a current member of the Home Builders Association of Alabama, the Greater Montgomery Home Builders Association and serves on the board of directors of Alabama Power Company. Mr. Lowder is a past board member of Leadership Montgomery, the Alabama Shakespeare Festival, past president of the board of the Montgomery YMCA, and past chairman of the Montgomery Area United Way Champaign. The Montgomery Area Business Committee for the Arts presented the Colonial Company with the 1997 Business in the Arts Award and in 2000 with the coveted Frank Plummer Memorial Arts Award for lifetime achievement. Mr. Lowder was inducted into the Hall of Fame of the Greater Montgomery Home Builders Association in 2004. He graduated with the highest honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder is a member of the executive committee of the board of trustees. Mr. Lowder is the brother of Thomas H. Lowder, our chairman and chief executive officer.

     Thomas H. Lowder, 59, was re-appointed Chief Executive Officer effective December 30, 2008. Mr. Lowder has served as Chairman of our Board of Trustees since our formation in July 1993. Additionally he served as president and chief executive officer from July 1993 until April 2006. Mr. Lowder became President and Chief Executive Officer of Colonial Properties, Inc., our predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. He presently serves as a member of the Board of the following organizations: Birmingham-Southern College, Crippled Children's Foundation, Children's Hospital of Alabama and United Way of Central Alabama. Mr. Lowder is a past board member of the National Association of Real Estate Investment Trusts ("NAREIT"), past board member of The Community Foundation of Greater Birmingham, past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children's Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama and Chairman of the Board in 2007. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is the brother of James K. Lowder, one of our trustees.

     Herbert A. Meisler, 81, has been a trustee since 1995. Since 1964, Mr. Meisler has been President of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Harold W. Ripps, another member of our board of trustees. While with The Rime Companies, Mr. Meisler oversaw the development and construction of approximately 15,000 multifamily apartment units in the Southeastern United States. In addition Mr. Meisler founded Consolidated Furniture Industries in Houston, Texas; served as president of the Southwestern Furniture Marketing Association; developed the Richmore Shopping Center in Pasadena, Texas; and developed and served as president of Gulfway General Hospital in Houston, Texas. He also managed Gulf Coast Jewelry and Specialty Company, a family owned catalog distributor of jewelry and small appliances. He currently serves on the board of directors of the Community Foundation of South Alabama and the Mobile Airport Authority and was Philanthropist of the Year in Mobile, Alabama. He is a past director of the Alabama Eye and Tissue Bank and past president of the Mobile Jewish Welfare Fund. Mr. Meisler is a member of the executive compensation committee and the audit committee of the board of trustees. Mr. Meisler is the brother-in-law of Harold W. Ripps, one of our trustees.

     Claude B. Nielsen, 58, has been a trustee since 1993. Since 1990, Mr. Nielsen has been president of Coca-Cola Bottling Company United, Inc., headquartered in Birmingham, Alabama. He also has served as chief executive officer of Coca-Cola Bottling Company United, Inc. since 1991 and in 2003 he was elected chairman of the board of Coca-Cola Bottling Company United, Inc. Prior to 1990, Mr. Nielsen served as president of Birmingham Coca-Cola Bottling Company. Mr. Nielsen is on the board of directors of Regions Financial Corporation and was on the board of directors of AmSouth Bank Corporation prior to its merger in November 2006 with Regions Financial Corporation, a financial services corporation. Mr. Nielsen is chairman of the executive compensation committee and a member of the governance committee of the board of trustees.

     Harold W. Ripps, 70, has been a trustee since 1995. Since 1969, he has been chief executive officer of The Rime Companies, a real estate development, construction and management firm specializing in the development of multifamily properties that he formed with Herbert A. Meisler, another member of our board of trustees. While with The Rime Companies, Mr. Ripps oversaw the development and construction of approximately 15,000 multifamily apartment units in the southeastern United States. He is a member of the board of trustees of the Birmingham Council of Boy Scouts of America, Birmingham Southern College and the President’s Council of the University of Alabama in Birmingham. Mr. Ripps is a member of the executive committee of the board of trustees. Mr. Ripps is the brother-in-law of Mr. Meisler, one of our trustees.

     John W. Spiegel, 68, has been a trustee since October 2003. Mr. Spiegel served as vice chairman and chief financial officer of SunTrust Banks, Inc., a multi-state bank holding company, from 2000 until August 2004, and as vice chairman of SunTrust Banks Holding Company until March 2005. Prior to that he was an executive vice president and chief financial officer of SunTrust Banks from 1985. Mr. Spiegel serves on the corporate boards of Rock-Tenn Company, Bentley Pharmaceuticals, Inc., S1 Corporation and HomeBanc, Inc. He also serves on the board of directors of the Woodruff Arts Center. Mr. Spiegel is also a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel is the chairman of the audit committee and a member of the executive compensation committee of the board of trustees.

Vote Required

The nominees for trustee will be elected upon an affirmative vote of a plurality of all votes cast at the meeting, assuming a quorum is present. To understand how your votes are counted for the purpose of electing our trustees, see “Voting Procedures and Costs of Proxy Solicitation.”

INFORMATION REGARDING TRUSTEES AND CORPORATE GOVERNANCE

Meetings of the Board of Trustees

     Our board of trustees held six meetings during 2008. During 2008, each trustee attended more than 75% of the aggregate of (1) all meetings of the board of trustees (held during the period for which such trustee has been a trustee) and (2) all meetings of committees of the board of which such trustee was a member.

Executive Sessions of Non-Management Trustees

     Pursuant to our corporate governance guidelines and the New York Stock Exchange (“NYSE”) listing standards, in order to promote open discussion among non-management trustees, our board of trustees devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees. The lead trustee presides at these executive sessions, as described below under the heading “Lead Trustee.”

Trustee Attendance at Annual Meetings

     The Company has a policy for attendance by members of the board of trustees at the Company’s annual meeting of shareholders. Each trustee is required to attend the annual meeting unless he or she is unable to do so as a result of health reasons or exigent personal circumstances, as determined by such trustee in good faith. Also, any trustee who does not attend the annual meeting must notify the chairman of the board as promptly as possible. All members of the board of trustees attended the 2008 annual meeting of shareholders.

Lead Trustee

     In October 2002, the board created the position of lead trustee, whose primary responsibility is to preside over periodic executive sessions of the non-management trustees, in which management trustees and other members of management do not participate (unless the chairman of the board of trustees is a non-management trustee, in which case the chairman presides). The lead trustee also presides over all meetings of independent trustees and performs such other functions as the board may direct. The lead trustee also advises the chairman of the board and, as appropriate, committee chairs with respect to agendas and information needs relating to board and committee meetings and performs other duties that the board may from time to time delegate to assist the board in the fulfillment of its responsibilities. In October 2008, following the death of Mr. Donald Senterfitt, who served as our lead trustee until he passed away in August 2008, the board established an annual rotation policy for the position of lead trustee whereby the chairs of each of our governance committee, audit committee and executive compensation committee will hold the position of lead trustee on an annual rotating basis (in that order), beginning with Mr. Bailey, the current lead trustee, as the chair of the governance committee. This rotation policy is set forth in our corporate governance guidelines.

Communication with the Board of Trustees

     The Company has a process for addressing letters received by the Company and addressed to the board of trustees or certain members of the board. Through this process, any person, including our shareholders, may communicate with the board of trustees, the chairman of the board, the lead trustee or with non-management trustees as a group. The communication should be addressed to the relevant individual or group and sent to the following address by U.S. mail, overnight courier or hand delivery: c/o Corporate Secretary, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203. The communication should prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Corporate Secretary that it is a communication subject to this policy. Each such communication received by the Corporate Secretary shall be copied for the files of the Company. After copying such communication, the Corporate Secretary shall promptly forward such communication (by U.S. mail or other reasonable means determined by the Corporate Secretary) to the relevant individual or group to which the communication was addressed. The Corporate Secretary shall not be required to forward any communication determined in his good faith belief to be frivolous.

Trustee Candidate Review

     Our board of trustees has adopted policies and procedures regarding trustee candidate review. The governance committee is responsible for evaluation of the size of the board and reviewing the need for new or additional trustees for the board through its annual evaluation. If it is determined that there is a need for a new trustee, the candidates will be considered by the governance committee based on their qualifications, specific qualities and skills, as set forth in the corporate governance guidelines. The corporate governance guidelines provide that trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. Trustees should have an inquisitive and objective perspective, practical wisdom and mature judgment. The governance committee also considers issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities. Trustees must be willing and able to devote sufficient time to carrying out their duties effectively. The governance committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

     To identify trustee candidates, the governance committee (1) inquires of each current trustee whose term is expiring whether such trustee desires to be considered as a trustee candidate at the next annual meeting; (2) obtains trustee candidates from shareholder recommendations as described below, and (3) if determined appropriate under the circumstances by the governance committee, obtains trustee candidates from a search firm or from other available sources determined by the governance committee.

     The governance committee will consider trustee candidates recommended by shareholders. A trustee candidate recommendation should be addressed to the chairman of the governance committee and sent to the Company’s Corporate Secretary by U.S. mail, overnight courier or hand delivery to Chairman, Governance Committee, c/o Corporate Secretary, Colonial Properties Trust, 2101 6th Avenue North, Suite 750, Birmingham, AL 35203. The trustee candidate recommendation should display the legend “Shareholder Trustee Candidate Recommendation” in order to indicate to the Corporate Secretary that it is a trustee candidate recommendation subject to this policy.

     The Corporate Secretary must receive all such candidate recommendations no later than October 1 of the year preceding the annual meeting for which the trustee candidate is being recommended for nomination. The following information must accompany each trustee candidate recommendation:

  an affidavit from the trustee candidate stating that, if elected, the trustee candidate is willing and able to serve on the board of trustees for the full term to which the trustee candidate would be elected;

  an executed trustee questionnaire, identical to the one completed by each of the Company’s trustees on an annual basis (which is available by contacting the Corporate Secretary at 800-645-3917);

  a current resume of the trustee candidate, listing positions currently held and for the last ten years, education level attained, directorships currently held and other pertinent biographical information;

  a written statement from the trustee candidate as to why the trustee candidate wants to serve on the board of trustees and why the trustee candidate believes that he or she is qualified to serve; and

  contact information, including address and telephone number, for the trustee candidate and recommending shareholder.

     To evaluate a new trustee candidate (whether or not shareholder-recommended), the governance committee will (1) consider the qualifications, specific qualities and skills set forth in the corporate governance guidelines, and (2) if determined appropriate under the circumstances by the governance committee, consider personal interviews with the candidate, background investigations, reference checks and other similar activities. The minimum qualifications, specific qualities and skills for any trustee candidate to be recommended by the governance committee for nomination are described from time to time in the Company’s corporate governance guidelines. Such corporate governance guidelines currently provide as follows:

“The Governance Committee is responsible for reviewing with the board, annually or more frequently as appropriate, the appropriate skills and characteristics required of trustees (and candidates for nomination) in the context of the current makeup of the board. The Governance Committee screens candidates for membership, considers qualified nominees for Trustees recommended by shareholders and makes recommendations for nominations.

Trustees must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They should also have an inquisitive and objective perspective, practical wisdom and mature judgment.

In making recommendations for nominations, the Governance Committee will also consider issues of diversity of experience at policymaking levels in business, government, education, technology and other areas that are relevant to the Company’s activities.”

Committees of the Board of Trustees

     In accordance with our bylaws, the board of trustees has established an executive committee, an executive compensation committee, an audit committee and a governance committee.

     Executive Committee

     Except as limited by law, the executive committee has the authority to act on behalf of the full board of trustees, including the authority, subject to our conflict of interest policies, to approve the acquisition and disposition of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money and joint venture arrangements, on our behalf and on behalf of Colonial Realty Limited Partnership, our operating partnership, of which we are the sole general partner. The executive committee met five times in 2008.

     Executive Compensation Committee

     The executive compensation committee consists entirely of independent trustees. Independence for compensation committee members is defined by the listing standards of the NYSE. The executive compensation committee was established to determine compensation for our executive officers and to administer our restricted share, share option and annual incentive plans. The board of trustees has adopted a written charter for the Executive Compensation Committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter also is available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The executive compensation committee met five times during 2008.

     The executive compensation committee is responsible for all elements of the named executive officer compensation program and the equity component of the non-officer compensation program, and works closely with the entire board of trustees in the execution of its duties. For example, the executive compensation committee is responsible for establishing base salaries for the named executive officers, for establishing the annual incentive plan performance measures and related goals for the named executive officer group, and for determining and approving the number of long-term incentive awards under the Company’s equity plans with respect to the named executive officers. The executive compensation committee may delegate its authority to any subcommittee the executive compensation committee deems appropriate, which must report to the executive compensation committee. The executive compensation committee has delegated to the chair of the executive compensation committee the authority, between meetings of the executive compensation committee, to grant options and restricted shares under the 2008 Omnibus Incentive Plan to employees other than our executive officers.

     In fulfilling its responsibilities, the executive compensation committee reviews recommendations made by the chief executive officer for base salary increases for all of the named executive officers, other than himself, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and any proposed changes to the peer group. The executive compensation committee reviews relevant data and these recommendations and makes all final determinations on issues within the scope of its authority.

     The executive compensation committee meets a minimum of once a quarter to discuss the Company’s named executive officer compensation program and in particular, base salary, annual incentives and long-term incentives. The executive compensation committee members agree early in the fiscal year upon anticipated items to be covered over the course of that year, and for each meeting, the Chairman of the executive compensation committee and management review and finalize the proposed agenda.

     To assist in its efforts in 2008, the executive compensation committee engaged Hay Group directly as its compensation advisor for the most recently completed fiscal year. Hay Group provides detailed market data that the executive compensation committee determines is relevant in developing its understanding of current compensation levels and practices relevant to its decisions. The executive compensation committee also requests Hay Group to provide alternative ways in which to address compensation decisions for the consideration of the executive compensation committee.

     Audit Committee

     The audit committee consists entirely of independent trustees. Independence for audit committee members is defined by the NYSE listing standards. The audit committee, among other things, assists the board of trustees in oversight of the integrity of the Company’s financial statements, oversees the work of the independent accountants, and facilitates the development and maintenance of adequate internal, financial and audit procedures. The audit committee also serves as the qualified legal compliance committee under Part 205 of the Securities and Exchange Commission rules. The board of trustees has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The audit committee charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of trustees has determined that each member of the audit committee met the foregoing requirements in 2008. The board of trustees has determined that Mr. Spiegel is an “audit committee financial expert” as defined under SEC rules and regulations. The audit committee met eight times during 2008.

     The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a trustee simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirement limiting the number of audit committees on which board members may serve.

     Governance Committee

     The governance committee consists entirely of independent trustees. Independence for governance committee members is defined by the NYSE listing standards. The governance committee has a charter available on the Company’s website at www.colonialprop.com. A copy of this charter is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee, among other things, evaluates and recommends to our board of trustees nominees for election to the board of trustees at each annual meeting of shareholders or for election to fill vacancies arising between annual meetings as a result of retirement, death, inability to serve, resignation, increase in the number of members of the board of trustees, or any other reason. In addition, the governance committee is responsible for developing and implementing our corporate governance guidelines, available on the Company’s website at www.colonialprop.com, and developing and implementing our code of ethical conduct for all employees, officers and trustees. A copy of the corporate governance guidelines is also available, without charge, by writing to: Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203. The governance committee is also charged with the task of ensuring we are in compliance with all NYSE listing requirements. The governance committee is willing to consider appropriate trustee nominees whose names are submitted in writing by shareholders in accordance with the Company’s policies regarding trustee nominations. The governance committee met four times during 2008.

Committee Membership

The following table sets forth the membership of the above-referenced committees:

Independent Trustees	Audit	Compensation	Executive	Governance
Carl F. Bailey	M		M	C
William M. Johnson		M	M
Glade M. Knight
Herbert A. Meisler	M	M
Claude B. Nielsen		C		M
Harold W. Ripps			M
John W. Spiegel	C	M		M
Non-Independent Trustees	Audit	Compensation	Executive	Governance
M. Miller Gorrie			C
James K. Lowder			M
Thomas H. Lowder			M

“M” signifies a member and “C” signifies a chairman.

Board of Trustees Assessment of Independence

     Our board of trustees annually conducts an assessment of the independence of each trustee in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE. The board assesses each trustee’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each trustee’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a trustee, but also from the standpoint of persons or organizations with which the trustee has an affiliation.

     Our board of trustees has evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances that each of Carl F. Bailey, William M. Johnson, Glade M. Knight, Herbert A. Meisler, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel are “independent,” as such term is defined in the NYSE’s listing standards. Each of Messrs. Bailey, Johnson, Knight, Meisler, Ripps and Spiegel has no known relationship with the Company. Similarly, prior to his passing, our board of trustees had previously determined that Donald T. Senterfitt was independent, with no known relationship with the Company. In determining that Mr. Nielsen met the criteria for independence under the NYSE listing standards, the board considered the following:

Mr. Nielsen is a director of Regions Financial Corporation, which participates in the Company’s credit facility. In light of the fact that Mr. Nielsen was not a director of Regions Financial Corporation at the time we began our relationship with Regions Financial Corporation, no family member of Mr. Nielsen’s family is an executive officer of Regions Financial Corporation, Mr. Nielsen receives no compensation from Regions Financial Corporation other than director and committee fees, and Mr. Nielsen receives no compensation or other payments from Regions Financial Corporation arising from his or Regions Financial Corporation’s relationship with the Company, the board of trustees determined that Mr. Nielsen is also “independent” pursuant to the NYSE’s listing standards because the board does not consider this relationship to be material.

     Thomas H. Lowder and C. Reynolds Thompson, III are not independent because they are both executive officers of the Company. Similarly, prior to his resignation, Weston M. Andress was not independent because he served as an executive officer of the Company. James K. Lowder is not independent as he is Thomas H. Lowder’s brother. M. Miller Gorrie is not independent because of his relationships with the Company as more fully described under “Certain Relationships and Related Transactions.”

     In connection with its review of independence our board of trustees has applied the following categorical independence standard:

     “If a trustee serves as an officer, director or trustee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts, such relationship will not be considered to be a material relationship that would impair a Trustee’s independence.”

     Each of the independent trustees satisfied this standard (if applicable to such trustee).

Code of Ethical Conduct

     The Company has a code of ethical conduct, which is designed to promote honest and ethical conduct and to deter wrongdoing at all levels of the Company’s organization. All employees, officers and trustees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, are bound by the code of ethical conduct. A copy of the code of ethical conduct is available on the Company’s website at www.colonialprop.com or by request a copy will be sent via U.S. mail and is available in print to any shareholder who requests it from the Corporate Secretary of Colonial Properties Trust, 2101 6th North, Suite 750, Birmingham, AL 35203.

AUDIT COMMITTEE REPORT

     In compliance with the requirements of the NYSE listing standards, our audit committee operates under a formal written charter approved by our board of trustees. The audit committee performed an annual review and reassessment of the adequacy of the audit committee charter in 2008. In connection with the performance of its responsibility under its charter, the audit committee has:

  Reviewed and discussed our audited financial statements with management;

  Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

  Recommended, based on the review and discussion noted above, to our board of trustees that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

     The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with maintaining their independence.

Date: February 23, 2009

Members of the audit committee:

John W. Spiegel, Chairman
Carl F. Bailey
Herbert A. Meisler

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

     We are submitting for ratification by our shareholders the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. After careful consideration of the matter and in recognition of the importance of this issue to our shareholders, the board of trustees has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our audit committee’s selection of our independent registered public accounting firm. The registered public accounting firm of PricewaterhouseCoopers LLP was previously appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our initial public offering in 1993. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Summary of Audit Fees

     During the years ended December 31, 2008 and December 31, 2007, we were billed by PricewaterhouseCoopers LLP for the following amounts:

	2008	2007
Audit Fees (1)	$690,206	$711,616
Audit-Related Fees (2)	338,382	476,049
Tax Fees	—	—
All Other Fees (3)	1,500	1,500
Total	$1,030,088	$1,189,165

(1) Services consisted of audits of our financial statements, and review of registration statements.

(2) Services primarily consisted of joint venture and subsidiary audits as well as consideration of accounting issues and consultation on transactions.

(3) Fees were related to access to an online financial reporting library.

Vote Required

     Ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the meeting at which a quorum is present. To understand how your votes are counted for the purpose of ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, see “Voting Procedures and Costs of Proxy Solicitation.” Even if the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is ratified, our board of trustees and the audit committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our shareholders’ best interests. In the event that the appointment of PricewaterhouseCoopers LLP is not ratified, the audit committee of our board of trustees will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Pre-Approval Policy for Services by Auditor

     The Company has a policy for the pre-approval of services provided by the independent auditor. The policy was adopted to ensure that the provision of services by the independent auditor does not impair the auditor’s independence. Under the policy, the audit committee has pre-approved particular audit and non-audit services, which are detailed in the policy, and has pre-approved fee levels for each of these services. The pre-approved fee levels for each service are established periodically by the audit committee. If a service is not listed among the particular audit or non-audit services that are described in the policy, or if the fee for any particular service will exceed the pre-approved fee level, that service requires separate pre-approval by the audit committee. Additionally, the annual audit services engagement terms and fees require separate pre-approval by the audit committee. Requests to provide services requiring separate pre-approval by the audit committee under this policy are submitted to the audit committee by both the independent auditor and the president and chief financial officer, and must include a joint statement as to whether, in their view, the request is consistent with SEC rules on auditor independence.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Guiding Principles

     Colonial Properties Trust’s compensation philosophy for all employees is that the compensation program (comprised of base salary, annual incentive bonus, long-term equity grants, and retirement and health and welfare benefits) should correlate to the Company's achievement of financial and non-financial objectives, that any long-term equity-based and cash incentive compensation should be closely aligned with shareholders' interests, and that retirement and health and welfare benefits in general should be available on a competitive and equal basis. This philosophy reflects the Company's key strategic compensation design priorities: paying for performance, retaining key employees for a full career at the Company, providing compensation that is cost-effective to the Company, and focusing on key measures that are consistent with increasing the value of the Company for its shareholders.

     In implementing this overall compensation philosophy for the Company’s named executive officers, the Company’s Executive Compensation Committee (the “Committee”) follows the following guiding principles:

Pay for Performance - The Committee places considerable emphasis on incentive compensation plans that reward the named executive officers for achieving specific operating and financial objectives. The Committee seeks to provide rewards through these incentive plans by measuring performance based on key measures reflecting the increase in the value of the Company. In recent years, the Committee has focused on annual growth in funds from operations (“FFO”), both on a corporate level and business unit level, and total shareholder return (“TSR”), over a multi-year period, which is the increase in the value of a share of common stock including dividends paid. However, the appropriateness of the performance measures is re-evaluated annually.

Pay Competitively - The Committee believes that the Company must offer competitive total compensation to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they are encouraged to remain with the Company. To support competitive pay that also rewards performance, the Committee views total compensation in two ways: compensation that has competitive target levels and compensation that provides actual amounts consistent with the Company’s performance. Specifically, our executive compensation program has been structured to provide target total direct compensation (actual base salary, target annual incentive and target long-term incentive grant date value) in the upper quartile (or 75th percentile) of the prevailing market practices of our industry peers. Through the use of base salary and actual annual incentive awards and long-term incentive grants, the Committee seeks to provide actual compensation based on corporate, business unit and individual performance, and in particular, seeks to provide actual compensation in the upper quartile (75th percentile) of the prevailing market practices of our industry when Company performance matches this level (i.e., 75th percentile of the relevant peer group).

Encourage Executive Share Ownership - The Committee believes that a significant portion of each executive's compensation and wealth accumulation opportunities should be tied to the Company’s financial performance, share price and dividend performance. We maintain a long-term incentive plan consisting of share options, performance/time-vesting restricted shares, and other forms of equity- and cash-based incentive awards, so that over a period of time, a significant portion of a named executive officer’s actual compensation is provided in the form of share-based compensation.

Provide Moderate Retirement and Health and Welfare Benefits – The Committee considers these benefits to be important for each employee, and seeks to provide a moderate level of these benefits in the context of the compensation program for named executive officers.

     In fulfilling its responsibilities, as discussed more fully below, the Committee reviews recommendations made by the CEO for base salary increases for all of the named executive officers, other than his own, for the measures and related goals to be used in the annual incentive plan for a fiscal year, and for any proposed changes to the peer group against which performance will be measured. The Committee makes all final determinations on issues within the scope of its authority, including with respect to these specific recommendations. To assist in its efforts, the Committee engaged Hay Group during fiscal 2008 as its compensation advisor. See “Information Regarding Trustees and Corporate Governance – Committees of the Board of Trustees – Executive Compensation Committee,” above, for more information on the nature and scope of the consultants’ assistance to the Committee during fiscal 2008.

Benchmarking

     The Committee reviews market data on base salary, annual and long term incentive compensation, and total direct compensation (the total of base salary, actual annual incentive and actual long-term incentive compensation) paid to executive officers by comparable companies developed by the compensation consultants from the compensation data contained in the proxy statements for these companies. These comparable companies were selected on the basis of asset class, operations and market capitalization. In particular, the proxy statement data provides information with respect to the following four peer groups, each of which contains real estate investment trusts with characteristics that the Committee believes are comparable to the Company or the Company’s three principal operating segments (“Divisions”): (i) a Corporate Peer Group; (ii) a Multifamily Peer Group; (iii) an Office Peer Group; and (iv) a Retail Peer Group.

     The Committee reviews the Corporate Peer Group each year. The companies that comprise the Corporate Peer Group are intended to reflect, as a group, the companies that (i) have one or more Divisions similar to the Company, (ii) have asset classes similar to the asset classes of the Company (i.e., multifamily, office and retail), and (iii) are within an appropriate range of the Company’s market capitalization, which range was $2 to $13 billion for 2008. The Committee believes that the companies in the Corporate Peer Group are those companies that the Company is likely to compete with in the marketplace and in recruiting and retaining key executive talent. Below is the list of companies used in this peer group for 2008:

Corporate Peer Group $2 to $13 Billion
	Stock Ticker		Stock Ticker
Company Name	Symbol	Company Name	Symbol
Alexandria Real Estate Equities, Inc.	ARE	Kilroy Realty Corporation	KRC
AvalonBay Communities Inc.	AVB	Kimco Realty Corporation	KIM
American Financial Realty Trust	AFR	Lexington Realty Trust	LXP
Brandywine Realty Trust	BDN	Macerich Company	MAC
BRE Properties, Inc.	BRE	Mack-Cali Realty Corporation	CLI
Camden Property Trust	CPT	Mid-America Apartment Communities, Inc.	MAA
CBL & Associates Properties, Inc.	CBL	National Retail Properties, Inc.	NNN
Cousins Properties Incorporated	CUZ	Pennsylvania Real Estate Investment Trust	PEI
Equity One, Inc.	EQY	Post Properties, Inc.	PPS
Essex Property Trust, Inc.	ESS	Realty Income Corporation	O
Federal Realty Investment Trust	FRT	Regency Centers Corporation	REG
Glimcher Realty Trust	GRT	SL Green Realty Corp.	SLG
Highwoods Properties, Inc.	HIW	Taubman Centers, Inc.	TCO
Home Properties, Inc.	HME	United Dominion Realty Trust, Inc.	UDR
HRPT Properties Trust	HRP	Weingarten Realty Investors	WRI

     The Committee reviews the Multifamily, Office and Retail Peer Groups each year, and similar to the Corporate Peer Group, selects companies that are intended to comprise a group which reflects the specific Division’s asset class and potential and actual market space, and that have market capitalizations that are within range of each respective Division’s proportion of the Company’s market capitalization. The 2008 market capitalization range for each Division (taking into account the bandwidth of all Divisions), is set forth below. Also listed below is the list of companies used in these peer groups for 2008:

MultiFamily Companies	Stock Ticker	Office Companies	Stock Ticker
S1 to $8 Billion	Symbol	$1 to $8 Billion	Symbol
BRE Properties, Inc.	BRE	Alexandria Real Estate Equities, Inc.	ARE
Essex Property Trust, Inc.	ESS	American Financial Realty Trust	AFR
Home Properties, Inc.	HME	Brandywine Realty Trust	BDN
Investors Real Estate Trust	IRETS	Cousins Properties Incorporated	CUZ
Mid-America Apartment Communities, Inc.	MAA	Highwoods Properties, Inc.	HIW
Post Properties, Inc.	PPS	HRPT Properties Trust	HRP
Camden Property Trust	CPT	Kilroy Realty Corporation	KRC
United Dominion Realty Trust, Inc.	UDR	Mack-Cali Realty Corporation	CLI
		Mission West Properties, Inc.	MSW
		Parkway Properties, Inc.	PKY
		SL Green Realty Corp.	SLG

Retail Companies $1 to $8 Billion	Stock Ticker Symbol
National Retail Properties, Inc.	NNN
Equity One, Inc.	EQY
Federal Realty Investment Trust	FRT
Glimcher Realty Trust	GRT
National Retail Properties, Inc.	NNN
Pennsylvania Real Estate Investment Trust	PEI
Ramco-Gershenson Properties Trust	RPT
Realty Income Corporation	O
Regency Centers Corporation	REG
Saul Centers, Inc.	BFS
Tanger Factory Outlet Centers, Inc.	SKT
Taubman Centers, Inc.	TCO
Weingarten Realty Investors	WRI

     The market data obtained for the peer group companies listed above provides the Committee with a context in which to determine whether any base salary adjustments should be made, and whether any revisions to the annual incentive plan’s potential payout levels and long-term incentive grant levels should be considered. As discussed above, the Committee targets total direct compensation for each named executive officer in the “upper quartile,” or 75th percentile, of these peer groups for upper quartile performance. The specific use of the data developed for 2008 decisions is described below.

Elements of Compensation

     Base Salary

     As noted above, two of the guiding principles in implementing our total compensation philosophy are to emphasize performance and provide a target level of total direct compensation, which includes base salary, target annual incentive and target long-term incentive compensation at the upper quartile of the prevailing market practices of our industry peer groups. In addition, the Committee takes into consideration its perceived value of the position, both in the context of the market data for similar positions as well as the experience of the individual fulfilling the duties of the position.

     The Committee typically establishes base salary ranges for our named executive officers near the median salaries being paid by the companies in the Corporate Peer Group for comparable positions, and in general seeks to establish actual base salaries near the middle of this range. Once a named executive officer achieves the middle of this range, increases will generally reflect how the Committee perceives the market changes in base salary from one year to the next. This deliberate “de-emphasis” on base salary supports the Committee’s objective of putting emphasis on compensation that is performance-based.

     At the beginning of 2008, the named executive officers’ base salaries were, in the aggregate, slightly below the median base salaries being paid by the companies in the Corporate Peer Group for comparable positions (based on a comparison to 2007 data). This was one of several factors taken into consideration in determining base salaries for 2008. The Committee also considered the anticipated market movement of base salaries and each named executive officer’s individual performance during the 2007 fiscal year, including Mr. Thompson’s review of each officer’s performance, other than his own. This review was based on the CEO’s and Committee’s subjective review of each officer’s performance and was not based on any pre-established performance criteria.

     In addition to taking into consideration market data, the Committee reviewed individual and Company performance in 2007, and based on this review, the Committee determined that the 2008 base salary for Mr. Thompson would remain unchanged from his 2007 base salary. The Committee further determined that an adjustment would be made to Mr. Lowder’s base salary in keeping with the previously disclosed, pre-determined adjustment in connection with the organizational changes made in 2006. Additionally, the Committee determined that adjustments to the base salaries of Messrs. Earle and Hutchinson would be made to take into account the appointments in 2008 of Messrs. Earle and Hutchinson to Chief Operating Officer and Executive Vice President – Multifamily Division, respectively, the base salaries being paid by companies in the Corporate Peer Group for comparable positions, and the Committee’s view that Mr. Earle’s and Mr. Hutchinson’s base salaries should reflect these changes in responsibilities. The Committee’s decisions regarding base salaries do not affect its decisions with regard to any other element of compensation (e.g., the target or actual annual incentive amount or the amount of the long-term incentive award).

     Based on the considerations above, the Committee determined that the 2008 base salaries for each named executive officer should be adjusted as follows:

Name	Title	2008 Base Salary	2007 Base Salary	% of Change
Thomas H. Lowder	Chairman & CEO	$250,000	$300,000	-16.7%
C. Reynolds Thompson III	President & CFO	$460,000	$460,000	0.0%
Weston Andress		$460,000	$460,000	0.0%
Paul F. Earle	COO	$350,000	$325,000	7.7%
Raymond L. Hutchinson	EVP – Multifamily Division	$310,000	$295,000	5.1%
Charles A. McGehee	EVP – Mixed Use Division	$295,000	$295,000	0.0%
John P. Rigrish	CAdmO and Corporate	$190,000	$185,000	2.7%
	Secretary

     Annual Incentive Compensation

     Consistent with the Company’s objectives described above, the Company’s annual incentive plan is designed to provide plan participants with competitive annual incentive cash compensation opportunities and reward these individuals based on the Company’s and the individual’s performance during the performance period. The Committee retains discretion to adjust any payment that is otherwise determined based on the application of the terms of the plan. As described later in this section, the Committee intends to exercise this discretion with respect to the determinations regarding the 2008 annual incentive program.

     Messrs. Lowder, Thompson, Andress and Rigrish

     The Committee considers the appropriateness of various performance measures on an annual basis. For 2008, the Committee decided to use two key Company-level performance indicators as the primary performance measures for all of the named executive officers: (1) weighted 3-year TSR, and (2) weighted annual growth in funds from operations (“FFO”) per share, as compared to the Corporate Peer Group. For these purposes, the Company’s results are compared to the “weighted” results of the Corporate Peer Group. The “weighting” is based on the percent of Company NOI attributable to each property type of the Company. For example, if 75% of net operating income (“NOI”) of the Company is attributable to the Multifamily Division, then the results of the Multifamily set of companies within the Corporate Peer Group are weighted 75% when determining the weighted 3-year average TSR and weighted annual growth in FFO per share for the Peer Group.

     The Committee has used these measures in previous years, and for 2008 believed that these measures would most appropriately capture any increase in the value of the Company to the shareholders over the fiscal year, while at the same time addressing the potential for short-term swings in performance from one year to the next. The Committee considered these measures to be of equal importance and therefore equally weighted these two measures in determining the actual incentive amount that could be paid from the annual incentive plan for 2008 performance.

     The weighting assigned to each of these performance measures in determining the final payouts for Messrs. Lowder, Thompson, Andress, and Rigrish is set forth below:

Measure		Weight
Weighted 3 Yr Total Shareholder Return		50%
Weighted 1 Yr Funds from Operations Growth per Share		50%
	Total	100%

     Mr. Andress resigned from the Company effective December 30, 2008. As discussed below, under “Changes in Organizational Structure and Related Compensation Issues”, Mr. Andress waived his bonus and incentive compensation for 2008, except for an amount equal to any bonus paid to Mr. Thompson under the Company’s annual incentive plan for 2008.

     Messrs. Earle and Hutchinson

     The Committee also selected performance measures for the Chief Operating Officer and Executive Vice President – Multifamily Division based on areas within the individual influence and control of such officers, in addition to the two corporate level performance indicators used for the Messrs. Lowder, Thompson, Andress, and Rigrish described above. The specific divisional measures for Messrs. Earle and Hutchinson are discussed in more detail below.

     For Mr. Earle, the Committee used the following additional Division-based performance indicator: Multifamily Same Property NOI growth, as compared to such indicator for the Multifamily Peer Group companies. This Division-based performance measure was selected based on the expected material impact that achieving growth relative to its Division peers would have on the Company as well as the Multifamily Division, and the resulting emphasis on the Division that the Committee believed was appropriate for Mr. Earle.

     The weighting assigned to each of these performance measures in determining the final annual incentive compensation award for Mr. Earle is set forth below:

Measure	Weight
Corporate Allocation
Weighted 3 Yr Total Shareholder Return	40%
Weighted 1 Yr Funds from Operations Growth per Share	40%
Total Corporate Allocation	80%
Divisional Allocation
Divisional Same Property Net Operating Income Growth	20%

Total	100%

     For Mr. Hutchinson, the Committee used the following additional Division-based performance indicators: (1) Multifamily Same Property NOI growth; and (2) Multifamily operating plan. Similar to the rationale for Mr. Earle, the Division-based performance measures were selected as a result of the expected material impact that achieving growth relative to its peers would have on the Company as well as the Division, and the anticipated impact that achieving the Division’s operating plan goals would have on the Company.

     The Multifamily Same Property NOI Growth was compared to the same measure for the Multifamily Peer Group companies. Due to the uniqueness of the operating plan measure, this measure, which measures a combination of Division-specific results (including revenues from various sources, specified operating expenses, other income and expenses and resulting net operating income and net income) is not compared to a peer group of companies; rather, the Multifamily Divisional operating plan was measured, on an absolute basis, compared to budgeted amounts for 2008.

     The weighting assigned to each of these performance measures in determining the final annual incentive compensation award for Mr. Hutchinson is set forth below:

Measure	Weight
Corporate Allocation
Weighted 3 Yr Total Shareholder Return	20%
Weighted 1 Yr Funds from Operations Growth per Share	20%
Total Corporate Allocation	40%
Divisional Allocation
Divisional Same Property Net Operating Income Growth	25%
Divisional Operating Plan	35%
Total Divisional Allocation	60%

Total	100%

     For Mr. Hutchinson, the Division-level measures were more heavily weighted than the corporate measures (60/40 rather than 50/50, as was done historically) to reflect the relative importance to the organization of achieving the Division-level objectives and to reinforce the degree of control that he was expected to have with respect to the Division-level measures, while still retaining sufficient weighting on the corporate measures (thereby ensuring that he is still invested in the overall performance of the Company).

     Mr. McGehee retired from the Company effective March 31, 2008, as described in the section “Changes in Organizational Structure and Related Compensation Issues.” Mr. McGehee was not a participant in the Company’s annual incentive plan for 2008.

     2008 Performance Targets

     For those measures compared to a peer group, the amounts actually payable to the named executive officers pursuant to the annual incentive plan are determined based on whether performance meets the “threshold” (the 25th percentile of the applicable peer group’s results), “median” (the 50th percentile), “target” (the 75th percentile) or “maximum” (the 90th percentile) performance level of the applicable peer group.

     For the measure that is not compared to a peer group (the Multifamily Division operating plan), threshold, median, target and maximum goals were established for each of these measures. The goals are a critical component of the Company’s business strategy and therefore are not disclosed. The Committee developed the goals with the objective that achieving the targets with respect to the goals would support achieving the 75th percentile of performance for the TSR goals. The Committee notes that in the prior three years, the relative measure results have not achieved 75th percentile performance, and therefore target incentive amounts have not been paid. The Committee believes that the achievement of target performance for the measure that is not compared to a peer group is extremely difficult and unlikely to result in target incentive payouts, given the desired link between achieving target performance for this absolute measure and the intended objective that target performance for this type of measure would support 75th percentile TSR performance.

     The “threshold” level is the minimum level of performance that will give rise to an annual incentive award, which pays at a maximum of 1% of the base salary. The “median” level pays at a maximum of 125% of the base salary, the “target” level pays at a maximum of 200% of the base salary, and the “maximum” level pays at a maximum of 250% of the base salary. The Committee determined that the target performance amount (100%, 150%, or 200% base salary of the applicable named executive_officer’s base salary) would provide a level of incentive that is consistent with the compensation philosophy’s emphasis on performance and consistent with the goal of providing a targeted total direct compensation at the upper quartile of the market if 75th percentile performance is achieved at the Company level. The Committee developed the other payout level opportunities to provide the emphasis on achieving superior results when compared to peers and when achieving appropriately-calibrated goals for those measures that are not compared to peers.

     The Committee reviews, for each named executive officer, the level of performance for each measure and the individual weighting assigned to each measure. As noted above, the plan has four levels of identified performance goals for each performance measure: (1) threshold; (2) median; (3) target; and (4) maximum. If the performance level for any measure is between two of these identified levels of performance, the actual incentive amount that is payable to the named executive officer derived from the performance measure is “interpolated” using the two identified levels of performance. For example, if 3-Yr Total Shareholder Return is at the 37.5th percentile of the Corporate Peer Group, the amount of incentive compensation would be provided would be interpolated based on the payout amount that would have been paid if the result were at the 25th percentile and 50th percentile of the group (median). If the 25th percentile amount were $10.00 and the 50th percentile amount were $50.00, then the 37.5th percentile would be $19.00.

     The amount of annual incentive actually awarded does not impact or influence the Committee’s decisions regarding base salary or any other element of compensation (although, as discussed below, this annual incentive payout amount directly determines the amount of the named executive officer’s long-term incentive award for the year).

     Payment of Annual Incentive in Restricted Stock

     To further align the interests of the named executive officers with the interests of shareholders and to encourage them to take a long-term view of performance, an automatic 25% of their annual actual incentive award is paid in restricted common shares, which vest over an additional one or two-year period. The value of this annual incentive award that is converted into restricted shares is increased by an additional 25% to reflect that the earned amount is subject to additional vesting requirements. Named executive officers may elect to receive any or all of the remaining 75% of their actual annual incentive award in restricted common shares. If the combination of the automatic 25% of their annual incentive award to be received in restricted common shares and the amount they elect to receive in restricted shares is between 25% and 50% of the actual annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 25% (all of which is subject to a two-year vesting schedule). If the named executive officer elects to receive an amount that, when combined with the automatic 25% of the award, equals 51% or more of the named executive officer’s actual annual incentive award, the total amount to be converted into restricted common shares is increased by an additional 40% (all of which is subject to a three-year vesting period).

     2008 Annual Incentive Performance Results

     In 2008, the Company’s weighted 3-year TSR for the period ending December 31, 2008 was 12.62% which was at the 33.35th percentile of the Corporate Peer Group.

     The Company’s weighted 1-year FFO was -97.67%, which was at the 2.71st percentile. Please see Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information regarding the calculation of FFO and a reconciliation of FFO to income from continuing operations and minority interest.

     In 2008, the Company’s Multifamily Division Same Property NOI growth was 2.7%, which was at the 42.9th percentile of its peer group. Please see Note 11 — Segment Information — in our Notes to Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 for information on our segments, including the reconciliation of total segment net operating income to income from continuing operations and minority interest.

     Final annual incentive award determinations are generally made by the Committee each year at its regularly scheduled April meeting (which is typically the first meeting after the previous years’ incentive plan performance results are available). The Committee acknowledges that the turmoil in the capital and credit markets (particularly during the last six months of 2008), together with the weakening economy in the U.S. and the downturn in the overall U.S. housing market, has had a dramatic and significant impact on the Company. As a result of these developments, the Committee expects to exercise its discretion under the annual incentive plan and intends to not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive program.

     Long-Term Incentive Compensation

     Equity Awards Generally

     As noted above, our compensation philosophy seeks to align closely any long-term incentive compensation with shareholders' interests, and one of our guiding principles is to emphasize performance when determining actual compensation for our named executive officers. The Committee believes that to implement our philosophy and to follow our guiding principles, our named executive officers should have an ongoing stake in the success of the business (as well as exposure to downside equity performance risk) and that key employees should have their long-term incentive compensation paid in the form of equity awards, since share-related compensation is directly tied to shareholder value. Furthermore, the Committee recognizes that for our named executive officers, the economic success of many projects, and the total compensation to the named executive officers who are responsible for the overall operation of these projects, should be evaluated over a multi-year time horizon, and firmly believes that over time, the value of the Company is reflected in total shareholder return in which the named executive officers can share by receiving and holding their long-term incentive compensation in the form of equity grants.

     For 2008, the Committee determined that long-term incentive compensation for our named executive officers would continue to be provided through a combination of share options and restricted share awards. These executive officers generally are awarded a maximum value equal to 100% of their actual annual incentive award for the year, in an equal split between option shares and restricted shares. The Committee determined several years ago to provide for long-term incentive compensation based on annual results so that the grant date value of long-term incentive compensation would be derived from achieving annual corporate/Division goals, and that the anticipated growth in the value of these incentives would be derived by annual increases in the value of the Company. At the same time, the Committee determined to provide a mix of full-value (restricted shares) and net appreciation value (option shares) awards, and determined that an even split of the value between these two types of awards achieved the appropriate mix and an appropriate upside opportunity.

     As described above, the Committee intends to exercise its discretion under the annual incentive plan and intends to not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive program. Similarly, the Committee does not intend to grant any long-term incentive compensation awards based on 2008 performance.

     Additional Equity Awards to Messrs. Earle and Hutchinson in 2008

     At its April 2008 meeting, the Committee reviewed recommendations from Mr. Thompson to provide a specific award of restricted shares to Messrs. Earle and Hutchinson in recognition of the recent changes in their roles and resulting increase in responsibilities and level of accountability, as described above, and to provide an appropriate incentive to perform in their new roles as well as encourage their contributions to the continued success of the Company. These shares awards, which were granted at the April 2008 meeting, were separate and apart from any award based on the results from the annual incentive plan (and the resulting long-term incentive compensation grant). The grant date values of these awards were $350,000 for Mr. Earle and $150,000 for Mr. Hutchinson. The awards vest over the course of five years at 20% of the number of shares subject to the award per year.

     In reviewing these proposed awards to Messrs. Earle and Hutchinson, including their proposed values and vesting schedule, the Committee considered (a) the increase in responsibilities and levels of accountability of their new positions and (b) the desire to retain their services with an incentive that encourages on-going performance in their new roles.

     Retirement, Health & Welfare, Perquisite and Post-Termination Compensation

     The Committee believes, as noted above, that an appropriate level of retirement and health and welfare benefits should be available to all employees, with no distinction made among any groups of employees other than as required by applicable tax rules and with certain exceptions described below. Consequently, the emphasis in the compensation program for named executive officers is on the pay-for-performance elements and the amount of the retirement benefit to be provided is not considered when examining and determining the other elements of each named executive officer’s compensation (either targeted or actual).

     The Committee determined that it is appropriate for the Company to provide the named executive officers with long-term care policies and with long-term disability coverage that provides for the same level of replacement income (as a percentage of base salary) as generally available to all other employees. In addition, the Committee determined to provide MedJet premiums to each of the named executive officers. (MedJet is a medical evacuation services policy that would provide transport to the covered named executive officer’s preferred medical facility.) The Committee will annually review these benefits to determine if any changes need to be made.

     The Company has no established severance policy, and no special severance or change of control arrangements are in place for any named executive officer. A discussion of arrangements entered into with Messrs. McGehee and Andress, in connection with their departures, is discussed below under “Changes in Organizational Structure and Related Compensation Issues.”.

Option and Restricted Share Grant Practices

     The Committee typically reviews and approves the amount of the annual incentive to be paid to each named executive officer for the preceding year at the next regularly scheduled meeting after performance results for that year become available (which meeting typically occurs in April of the following year). The meeting date is also the date as of which (1) the total number of restricted shares to be granted is determined, based on the amount of the annual incentive to be provided to each named executive officer and his respective election to convert actual annual incentive awards into restricted shares, and (2) the long-term incentive award (as noted above, split equally between restricted shares and option shares) is determined, which is based on the results from the annual incentive plan. The exercise price of the options granted to each named executive officer is based on the closing price of a common share on the date of the regularly scheduled Committee meeting in April of the year in which the actual annual incentive award is authorized, and the grant is not approved by the Committee until that meeting. This approach is consistent with the terms of the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”).

     As noted above, the Committee intends to exercise its discretion under the annual incentive plan and intends to not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive program. Accordingly, no long-term incentive compensation grants are expected to be made in 2009 to any named executive officer for 2008 performance.

Named Executive Officer Ownership and Holding Guidelines

     Consistent with the Committee’s goal of emphasizing a longer-term view of service to the Company, the board of trustees adopted the following ownership guidelines applicable to each named executive officer, which appear in the Company’s Corporate Governance Guidelines published on the Company’s website. These ownership guidelines are as follows:

  Every executive is expected to achieve an ownership stake in the Company that is significant in comparison with his or her salary. The expected requirements are as follows:

Chief Executive Officer	2x Base Salary

President & Chief Financial Officer	2x Base Salary

Executive Vice Presidents (including Multifamily, Office, Retail, CAO, CAdO, and COO)	1x Base Salary

  Ownership requirements are expected to be met in five years from the later of guidelines adoption, attainment of executive officer status, or promotion to a level of higher ownership expectation.

  Other shares eligible to count toward these requirements are the value of shares owned, shares which are deferred in the Company’s savings and deferred compensation program (401K) and restricted shares. Unexercised stock options are not counted in calculating ownership.

     All of the named executive officers except Mr. Hutchinson have achieved the requisite ownership level.

$1 Million Pay Deductibility Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) for any fiscal year, who are referred to as “covered employees” under Section 162(m). Certain “performance-based compensation” is excluded from this $1 million cap. The Company believes, however, that because of the structure of the Company and its affiliates, it does not have “covered employees” whose compensation is subject to the $1 million deduction limit under Section 162(m). Since the Company qualifies as a REIT under the Internal Revenue Code and is generally not subject to Federal income taxes, if compensation were required to (but did not) qualify for deduction under Section 162(m), the payment of compensation that fails to satisfy the requirements of Section 162(m) would not have a material adverse consequence to the Company, provided the Company continues to distribute 100% of its taxable income. A larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Payment of Transition Incentive Compensation Arrangement for 2006 – 2008 Performance

     In April 2006, the Committee established a transition incentive compensation arrangement for certain members of senior management to:

  recognize changes in responsibilities and duties,

  encourage these members to continue to work together as successfully in the future as they had in the past,

  provide a retention element to support their continued employment, and contribute to the overall growth in the value of the Company to the benefit of the shareholders.

     This transition incentive arrangement contained two elements: a floor amount and a performance amount. The floor amount is comprised of a certain number of restricted shares, which vest only if the participating named executive officer remains employed with the Company for five years, beginning on April 26, 2006. (However, if the named executive officer dies or becomes disabled during the five-year period and the Committee so permits, he will vest in a number of shares based on the ratio of the length of his employment from the grant date to termination compared with the five-year period.) This floor amount is intended to encourage retention and continued success in growing the value of the Company, since the value of the shares will be determined by the common share price when the shares vest. Dividends are paid on the restricted shares granted as the floor amount during the restriction period.

     The other element, the performance amount, was based on the performance of the Company over the three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”). The Performance amount provided the participating named executive officers with an even greater opportunity to share in the growth of the Company, gave these executives an appropriate focus to increase the value of the Company, and like the floor amount, and provided a retention element as well (although not as significant as the floor amount). The performance measure was TSR, measured on an absolute and relative basis.

     The absolute and relative performance measures each had threshold, target and maximum goals. To receive any performance amount, either the absolute or relative threshold goal must be achieved. (The absolute threshold goal was consistent with the business plan at the time the arrangement was put in place, and the threshold goal was to achieve the 25th percentile of the Corporate Peer Group results). If either threshold goal were achieved, the actual performance amount to be paid was to be based on the higher of the absolute or relative performance goal achieved (with the actual amount to be interpolated based on actual results). The relative performance target goal was to achieve the 75th percentile of the peer group in TSR at the end of the Performance Period.

     On January 29, 2009, the Committee confirmed the calculation of the payouts under the performance awards as of the end of the Performance Period for each of the remaining participants in the incentive program, and approved the form in which the performance awards were made. The “threshold” goal of the absolute measure of TSR for the Performance Period was not achieved. The threshold goal of the relative measure of TSR for the Performance Period was achieved and, therefore, participants were entitled to receive a performance award amount. The Company’s TSR for the Performance Period was 12.62%, which was at the 33.33rd  percentile of the Corporate Peer Group. The Company paid to the remaining participants a portion of the award in cash, in an amount equal to the applicable tax withholding on the award. The balance of the awards were satisfied through the issuance of common shares. Specifically, the Company paid the following to the named executive officers who were participants in the transition incentive arrangement on December 31, 2008 (Messrs. McGehee and Andress did not receive performance awards, as discussed further below, and Messrs. Hutchinson and Rigrish were not participants in this 2006 transition incentive compensation arrangement):

Transition Incentive Compensation Arrangement – Value of Actual Performance Awards
Based on Company TSR from January 1, 2006 to December 31, 2008

		Total Award	Cash	# Common
Name	Title	Value	Portion (1)	Shares Portion (2)
Thomas H. Lowder	Chairman and CEO	$524,802	$173,073	42,224
C. Reynolds Thompson, III	President and CFO	174,934	60,168	13,777
Paul F. Earle	COO	87,467	32,784	6,565

(1) The cash portion covered the required tax withholding.

(2) The market value is calculated by multiplying the number of shares by $8.33, the closing market price of our common shares on December 31, 2008.

     To encourage the continuation of efforts during and after the three- and five-year periods and to provide an additional retention element to this arrangement, the Committee has required that each of the executives retain 75% of the after-tax value of the shares received from this arrangement for a period of five years after vesting (floor amount) or after payment (performance amount).

Changes in Organizational Structure and Related Compensation Issues

     Changes Related to Chairman, Chief Executive Officer and President

     On December 30, 2008, the board of trustees appointed Thomas H. Lowder, the Chairman of the Company’s board of trustees, to the positions of Chairman and Chief Executive Officer and appointed C. Reynolds Thompson III, previously the Company’s Chief Executive Officer, to the positions of President and Chief Financial Officer. At the time of these appointments, the Committee determined not to adjust compensation for Messrs. Lowder and Thompson. On January 30, 2009, the Committee approved a 2009 base salary of $400,000 for Mr. Thompson. Mr. Lowder’s base salary did not change for 2009. Following discussions with senior management, the Committee concluded that, in light of the current state of the economy in the U.S. and the overall U.S. housing market, base salaries for named executive officers would not be increased for 2009. The change in base salary for Mr. Thompson was intended to reflect his change in duties and responsibilities. Recognizing that Mr. Lowder’s 2008 base salary was reflective of a pre-determined reduction in base salary agreed upon in 2006 in connection with the organizational changes made in 2006 (which resulted in Mr. Lowder becoming non-executive Chairman of the Board), the Committee concluded that any change to Mr. Lowder’s base salary to reflect his new duties and responsibilities as Chief Executive Officer should be considered at a later date.

     In addition, on December 30, 2008, Weston M. Andress resigned from the Company, including his positions as President and Chief Financial Officer of the Company and as a member of the board of trustees. In connection with his resignation, the Company and Mr. Andress entered into a severance and release agreement (the “Severance Arrangement”) and a consulting agreement (the “Consulting Arrangement”). The Severance Arrangement consists of the following: (a) a lump sum cash payment equal to $1.25 million as severance, (b) waiver of bonuses or incentive compensation for 2008, except for an amount equal to any bonus paid to Mr. Thompson under the Company’s annual incentive plan for 2008, (c) forfeiture of equity based awards that are not vested, including all restricted shares, performance shares and option shares, (d) a covenant not to solicit the Company’s employees for a two year period, as well as a confidentiality covenant and a mutual non-disparagement covenant, and (e) a release of all claims against the Company and its affiliates.

     As noted above, the Company has no established severance policy, including severance arrangements, for any named executive officers. Consequently, the Committee reviews each termination of employment on a case-by-case basis to determine whether any severance is appropriate. The Committee determined that a severance arrangement was appropriate in connection with Mr. Andress’ departure. In determining an amount to be provided, the Committee examined the structure of current severance arrangements for comparable positions at Corporate Peer Group companies, the actual structure and resulting amount of severance provided to a specific comparable position at a Corporate Peer Group company where the executive’s employment was recently terminated, and the value of restricted shares then held by Mr. Andress (including shares received as prior annual incentive awards and prior years’ long-term incentive awards). The Committee determined that the amount provided (a) was appropriate given the context of the market data, (b) appropriately took into account outstanding restricted shares received as prior annual incentive awards and prior years’ long-term incentive awards, (c) acknowledged the services that Mr. Andress provided over his career at the Company, and (d) acknowledged the estimated period between employment with the Company and with a new employer.

     Under the Consulting Arrangement, Mr. Andress continues to serve as a consultant for a 12-month period, beginning January 1, 2009. Mr. Andress is entitled to receive annual compensation of $400,000, payable monthly in equal installments of $33,333.33 over the term of the arrangement in exchange for providing assistance in the negotiation of one or more loan facilities with Fannie Mae and/or Freddie Mac. In addition, under the Consulting Arrangement, Mr. Andress will be entitled to receive an additional lump sum payment of $100,000 if Mr. Andress successfully completes certain other consulting services as specified by Mr. Lowder. The Consulting Arrangement will expire December 31, 2009, unless earlier terminated by either party. However, if the Company terminates the Consulting Arrangement other than for “cause”, the Company must pay the balance of the $400,000 portion of the consulting fee described above. “Cause” includes gross negligence or willful misconduct, criminal conviction in connection with the consulting services or failure to substantially and willfully attempt in good faith to perform the requested services.

     The Committee determined that, given Mr. Andress’ capital markets knowledge and expertise, his services post-termination would be valuable in assisting the Company arrange the above-mentioned loan facilities with Fannie Mae and/or Freddie Mac. The Committee determined that for the 12-month period, compensation that approximated (but that was lower than) his 2008 base salary was appropriate. Mr. Andress can achieve an amount that would exceed his 2008 base salary only if other consulting services are provided.

Charles McGehee Retirement

     On March 31, 2008, Mr. McGehee retired as Executive Vice President, Mixed-Use Development Division. The Committee determined that Mr. McGehee’s over 20 years of service with the Company and his considerable contribution to the Company during that period should be recognized in the form of compensation at the time of his retirement, and as a result determined to provide Mr. McGehee a lump sum cash payment equal to $736,665 comprised of the following: (i) a past service bonus of $590,240; (ii) a pro-rated performance bonus of $115,125, and (iv) a pro-rated stay bonus of $31,300. The pro-rated performance bonus amount was intended to approximate the value of the 2006 transition incentive performance-based award described in “Payment of Transition Incentive Compensation Arrangement for 2006 – 2008 Performance” above, estimated as of the date of Mr. McGehee’s retirement. The pro-rated stay bonus amount was intended to approximate the value of the 2006 transition incentive floor amount award described in “Payment of Transition Incentive Compensation Arrangement for 2006 – 2008 Performance,” above, pro-rated based on his service from January 1, 2006 through his date of retirement. In connection with his retirement, all restricted shares he held as of his retirement became fully vested (other than the shares issued as part of the transition incentive compensation arrangement described in “Payment of Transition Incentive Compensation Arrangement for 2006-2008 Performance”). Mr. McGehee forfeited the actual 2006 transition incentive performance award and the actual 2006 transition incentive floor amount award upon his retirement. In addition, Mr. McGehee did not receive any additional amounts under the annual incentive plan for 2007 or 2008, or any long-term incentive awards with respect to such annual incentive plan awards for 2007 or 2008.

2009 Annual Incentive Plan Determinations

     In the past, the Committee has approved the annual incentive plan performance measures and targets at the beginning of the year of the annual incentive plan. However, the Committee has not yet approved performance measures and targets for the Company’s annual incentive plan for 2009. Given the current state of the economy in the U.S. and the overall U.S. housing market, as well as the economic climate anticipated in 2009, the Committee is continuing to consider and review the historical structure of the annual incentive plan, including the appropriateness of continued use of relative performance measures, and the potential measurement of absolute performance of the Company in its deliberations regarding the 2009 performance measures and targets.

COMPENSATION COMMITTEE REPORT

     The executive compensation committee of the board of trustees of Colonial Properties Trust (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and based on this review and discussions with management, the Committee recommended to the board of trustees that the Compensation Discussion and Analysis be included in Colonial Properties Trust’s proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Claude B. Nielsen
William M. Johnson
Herbert A. Meisler
John W. Spiegel

The Compensation Committee Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table for 2008

						Non-Equity
						incentive
						Plan	Change in		All Other
				Stock	Option	Compen-	Pension		Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Value		sation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)		($) (4)	($)
Thomas H. Lowder (5)	2008	$254,162	$—	$1,770,270	$38,817	$—	$—	(10)	$166,066	$2,229,315
Chairman and Chief	2007	—	—	—	—	—	—		—	—
Executive Officer	2006	350,000	—	1,506,186	136,752	—	33,023	(11)	190,815	2,216,776

C. Reynolds Thompson, III (6)	2008	460,007	—	983,443	48,691	—	—	(10)	117,586	1,609,727
President and Chief	2007	457,090	—	896,958	56,266	—	—	(12)	598,097	2,011,320
Financial Officer	2006	425,000	—	652,198	63,419	—	11,747	(11)	109,755	1,262,119

Weston M. Andress (7)	2008	460,007	—	(662,215)	26,948	—	—		1,381,311	1,206,051
President and Chief	2007	457,090	—	945,679	90,276	—	—		623,040	2,118,995
Financial Officer	2006	425,000	—	698,285	76,399	—	—		119,054	1,318,738

Paul F. Earle	2008	347,909	—	434,244	8,292	—	—	(10)	76,023	866,467
Chief Operating Officer	2007	325,000	—	376,139	14,965	—	—	(12)	281,864	997,969
	2006	298,335	—	273,358	22,571	—	20,488	(11)	50,435	665,187

Raymond L. Hutchinson (8)	2008	307,916	—	72,275	9,185	—	—		32,410	421,786
Executive Vice President	2007	—	—	—	—	—	—		—	—
Multifamily Division	2006	—	—	—	—	—	—		—	—

Charles A. McGehee (9)	2008	96,481	—	(241,473)	11,506	—	—	(10)	755,150	621,662
Executive Vice President	2007	295,000	—	258,615	10,022	50,000	—	(12)	150,212	713,848
Mixed Use Division	2006	278,333	—	339,379	45,433	14,000	63,183	(11)	32,030	772,358

John P. Rigrish	2008	189,583	—	41,702	2,329	—	—	(10)	20,986	254,601
Chief Administrative	2007	—	—	—	—	—	—		—	—
Officer and	2006	—	—	—	—	—	—		—	—
Corporate Secretary

(1) Amounts shown in this column represent the aggregate accounting expense recognized by the Company in each respective fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), excluding the impact of estimated forfeitures based on service-based vesting conditions, related to (a) annual incentive compensation restricted share awards made to the named executive officers in each respective year and in prior years (both mandatory and elective restricted share awards), (b) long-term incentive compensation restricted share awards made to the named executive officers in each respective year and in prior fiscal years, and (c) transition incentive awards of time-vested restricted shares and performance based awards made in 2006, in each case above, to the extent that the compensation cost of the awards granted in prior fiscal years was recognized in our consolidated financial statements contained in our Form 10-K for the respective period. For additional information on these awards, see “Compensation Discussion and Analysis” above and the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table below. The assumptions used to compute the accounting expense recognized in each of the above indicated fiscal years for the restricted share awards, including the methodology used for purposes of 2006 transition incentive awards) are set forth in Notes 16, 15 and 13, respectively, to our 2008, 2007 and 2006 consolidated financial statements contained in our 2008 Form 10-K, our 2007 Form 10-K and our 2006 Form 10-K, respectively. For Messrs. Earle and Hutchinson, the 2008 amounts also include the accounting expense recognized by the Company related to the additional equity awards granted in 2008 in connection with the changes in their roles and resulting increase in responsibilities, as discussed above under “Compensation Discussion and Analysis.” For Mr. McGehee, the 2008 amount also includes the accounting expense recognized in connection with the acceleration of unvested restricted shares during 2008, which vested on his retirement in March 2008. For Messrs. McGehee and Andress, the 2008 amounts also include the portion of compensation expense reversed in connection with awards forfeited during 20008 (to the extent such compensation expense was previously reported with respect to those awards). During 2008, (i) Mr. Andress forfeited 64,938 restricted shares, which included his 2006 transition incentive award of time-vested restricted shares, as well as his 2006 performance based award and (ii) Mr. McGehee forfeited his 2006 transition incentive award of time-vested restricted shares and his 2006 performance based award. See “Compensation Discussion and Analysis” above for additional information regarding Mr. McGehee’s retirement and Mr. Andress’ resignation. The following table provides a breakdown of the accounting expense recognized for each named executive officer with respect to the these awards for 2008. The amount shown in each column of the table below represents the compensation cost (excluding the impact of estimated forfeitures, but including compensation expense reversed for Messrs. Andress and McGehee as described above) or capitalized amount recognized in our 2008 consolidated financial statements for the applicable award.

	Expensed Grants from 2004-2008 Restricted Shares	Expensed Grants from 2006 Transition Restricted Shares	Expensed Grants from 2006 Performance-Based Transition Restricted Shares
Thomas H. Lowder	$ 316,597	$ 599,996	$ 853,677
C. Reynolds Thompson III	$ 498,890	$ 199,996	$ 284,558
Weston M. Andress	$ 150,518	$(333,326)	$ (483,407)
Paul F. Earle	$ 171,969	$ 119,995	$ 142,280
Raymond L. Hutchinson	$ 72,275	—	—
Charles A. McGehee	$ 83,562	$ (83,331)	$ (241,704)
John P. Rigrish	$ 41,702	—	—

(2) The amounts disclosed in this column represent the aggregate accounting expense recognized by the Company in each respective fiscal year, in accordance with FAS 123(R), excluding the impact of estimated forfeitures based on service-based vesting conditions, related to the portion of the full grant date value of the option awards made in the respective years and in prior years to the extent that the compensation cost of the option awards granted in prior years was recognized in our consolidated financial statements contained in our Form 10-K for the respective year. For additional information on these awards, see the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below. The assumptions used to compute the accounting expense recognized in each respective fiscal year for the share option awards are set forth in Notes 16, 15 and 13, respectively, to our 2008, 2007 and 2006 consolidated financial statements contained in our 2008 Form 10-K, our 2007 Form 10-K and our 2006 Form 10-K, respectively. For Messrs. McGehee and Andress, the 2008 amounts also include the portion of compensation expense reversed in connection with option awards forfeited during 2008 (to the extent such compensation expense was previously reported with respect to those awards). During 2008, (i) Mr. Andress forfeited 152,357 share options and (ii) Mr. McGehee forfeited 34,175 share options. See “Compensation Discussion and Analysis” above for additional information regarding Mr. McGehee’s retirement and Mr. Andress’ resignation.

(3) Final annual incentive award determinations are generally made by the Committee at its regularly scheduled meeting in April (which is typically the first meeting after the previous year’s incentive plan performance results are available). However, as described above under the “Compensation Discussion and Analysis–Elements of Compensation –Annual Incentive Compensation” section, the Committee intends to exercise its discretion under the annual incentive plan and intends to not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive program. The annual incentive award for 2007 for each of the named executive officers of the Company was determined on April 23, 2008. For additional information regarding the 2007 annual incentive awards, see the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table below. For Mr. McGehee, amounts consist of $50,000 for 2007 and $14,000 for 2006, representing the amount of broker commissions earned separately by Mr. McGehee, as licensed broker in connection with sales of non-company owned land, earned in 2007 and 2006, respectively, that were paid in cash to Mr. McGehee.

(4) The amounts shown in this column for 2008 represent the total incremental cost to the Company of the following items: our contributions to the 401(k) plan on behalf of each of our named executive officers, our payment of premiums for life insurance, long-term care policies, long-term disability coverage, and MEDJET service and dividends paid during 2008 on unvested restricted shares owned by named executive officers (which dividends, were not included in the aggregate accounting expense recognized by the Company in fiscal year 2008 relating to such awards), as shown in the table below. Amounts shown under “Dividends Paid on Unvested Restricted Shares” for 2007 in the table below include a special dividend of $10.75 per common share paid in June 2007 which was not included in the aggregate accounting expense recognized by the Company in fiscal year 2007 relating to such unvested restricted shares. For Mr. Andress, the amount in the “Other Compensation” column of the table below consists of a $1.25 million lump sum severance payment and $10,000 paid on his behalf for legal fees in connection with the negotiation of his severance and consulting agreements in December 2008, in accordance with his severance agreement. For Mr. McGehee, the amount in the “Other Compensation” column of the table below consists of a lump sum payment to Mr. McGehee in connection with his retirement in March 2008. See “Compensation Discussion and Analysis” above for additional information regarding the arrangements entered into in connection with Mr. Andress’s resignation and Mr. McGehee’s retirement.

								Dividends
								Paid on
				Long-term	Long-term			Unvested
		401(k)	Life	Care	Disability	MEDJET	Other	Restricted	Total All Other
Name	Year	Contribution	Insurance	Insurance	Insurance	Premium	Compensation	Shares	Compensation
Thomas H. Lowder	2008	$ 2,542	$ 97	$ 1,720	$ 4,368	$ 915	$—	$ 156,424	$ 166,066
	2007	—	—	—	—	—	—	—	—
	2006	6,000	117	1,720	2,513	390	—	180,075	190,815

C. Reynolds Thompson, III	2008	11,500	97	1,178	3,194	300	—	101,317	117,586
	2007	6,750	117	1,178	2,570	273	—	587,209	598,097
	2006	6,000	117	1,178	1,637	265	—	100,559	109,755

Weston M. Andress	2008	11,500	97	1,761	3,749	300	1,260,000	103,904	1,381,311
	2007	6,750	117	—	3,124	273	—	612,776	623,040
	2006	6,000	117	—	—	265	—	112,672	119,054

Paul F. Earle	2008	11,500	97	1,335	4,597	300	—	58,193	76,023
	2007	6,750	117	1,335	3,973	273	—	269,417	281,864
	2006	6,000	117	1,335	2,564	265	—	40,154	50,435

Raymond L. Hutchinson	2008	11,500	97	1,575	4,151	300	—	14,786	32,410
	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—

Charles A. McGehee	2008	11,500	24	522	1,033	300	736,665	5,106	755,150
	2007	6,750	117	2,090	3,509	273	—	137,473	150,212
	2006	6,000	117	2,090	2,411	265	—	21,147	32,030

John P. Rigrish	2008	9,479	97	1,999	2,694	300	—	6,417	20,986
	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—

(5) On December 30, 2008, Mr. Lowder was appointed Chairman and Chief Executive Officer. From April 2006 through December 30, 2008, Mr. Lowder served as non-executive Chairman of the Board (i.e., he did not serve as an executive officer during 2007). Prior to April 2006, Mr. Lowder served as Chairman and Chief Executive Officer.

(6) Mr. Thompson served as Chief Executive Officer until December 30, 2008. On December 30, 2008, Mr. Thompson was appointed President and Chief Financial Officer.

(7) Mr. Andress resigned from the Company on December 30, 2008.

(8) On January 31, 2008, Mr. Hutchinson was appointed Executive Vice President - Multifamily. As described further below under “Potential Payments Upon Termination or Change in Control”, on March 5, 2009, Mr. Hutchinson resigned from the Company.

(9) Mr. McGehee retired from the Company on March 31, 2008.

(10) For 2008, the aggregate change in the present value of the accumulated pension benefit under the Colonial Properties Trust Defined Benefit Pension Plan (the “Pension Plan”) was zero for each named executive officer. A discussion of the Pension Plan, which was terminated in June 2007, is presented in “Pension Benefits Disclosure” below.

(11) The amounts shown for 2006 in this column represent solely the aggregate change in the present value of the named executive officers’ accumulated pension benefit from December 31, 2005 to December 31, 2006 under the Pension Plan.

(12) For 2007, the aggregate change in the present value of the accumulated pension benefit under the Pension Plan was negative for each named executive officer. The change in pension value for 2007 was as follows: Mr. Thompson ($62,464), Mr. Earle ($136,285), and Mr. McGehee ($505,444).

Grants of Plan-Based Awards in 2008

		Estimated Possible Payouts Under Non-Equity					All Other
		Incentive Plan Awards (2)				All Other	Option
						Stock	Awards:
						Awards:	Number of	Exercise or	Grant Date
						Number of	Securities of	Base Price	Fair Value of
						Shares of	Underlying	of Option	Stock and
		Threshold	Median	Target		Stock	Options	Awards	Option
	Grant Date (1)	($)	($)	($)	Maximum ($)	(#) (3)	(#) (4)	($/sh)	Awards (5)
Thomas H. Lowder		$3,000	$375,000	$600,000	$750,000
	4/23/2008					15,251			$359,314
	4/23/2008					5,447			128,331
	4/23/2008						27,234	$23.56	128,325

C. Reynolds Thompson, III		4,600	575,000	920,000	1,150,000
	4/23/2008					23,385			550,951
	4/23/2008					8,352			196,773
	4/23/2008						41,758	23.56	196,765

Weston M. Andress		4,600	575,000	920,000	1,150,000
	4/23/2008					23,385			550,951
	4/23/2008					8,352			196,773
	4/23/2008						41,758	23.56	196,765

Paul F. Earle		3,250	32,500	325,000	406,250
	4/23/2008					4,594			108,235
	4/23/2008					1,641			38,662
	4/23/2008						8,204	23.56	38,657
	4/23/2008					14,856 (6)			350,007

Raymond L. Hutchinson		2,850	22,800	114,000	228,000
	4/23/2008					473			11,144
	4/23/2008					757			17,835
	4/23/2008						3,787	23.56	17,844
	4/23/2008					6,367 (6)			150,006

Charles A. McGehee (7)		—	—	—	—	—	—	—	—

John P. Rigrish		1,850	18,500	185,000	231,250
	4/23/2008					2,971			70,000
	4/23/2008					1,061			25,000
	4/23/2008						5,306	23.56	25,000

(1) Represents the grant date determined for financial statements reporting purposes pursuant to FAS 123(R).

(2) These amounts represent the estimated possible payout under the Company’s annual incentive compensation plan for 2008. The first 25% of each named executive officers’ annual incentive award is automatically paid in time-vested restricted common shares. The named executive officers may elect to receive any or all of the remaining 75% of their annual incentive award in restricted common shares. The total number of restricted shares received by the named executive officer is increased by either 25% or 40%, depending on the percentage of the annual incentive award the named executive officer elects to receive in the form of restricted shares. See “Compensation Discussion and Analysis–Elements of Compensation–Annual Incentive Compensation” for the performance-based conditions and other terms applicable to these awards. Pursuant to the terms of his severance agreement, Mr. Andress waived any bonuses or incentive compensation for 2008, except for an amount equal to any bonus paid to the Company’s CEO under the Company’s 2008 annual incentive compensation plan for 2008. Final annual incentive award determinations are generally made by the Committee at its regularly scheduled meeting in April (which is typically the first meeting after the previous year’s incentive plan performance results are available). However, as described above under the “Compensation Discussion and Analysis–Elements of Compensation –Annual Incentive Compensation” section, the Committee intends to exercise its discretion under the annual incentive plan and intends to not authorize any payouts or awards to any of the named executive officers under the 2008 annual incentive compensation plan.

(3) Except as noted below in Note 6, the shares set forth in this column represent the time-vested restricted share portions of grants under the 2008 Plan made in April 2008 pursuant to our (i) 2007 annual incentive compensation awards, and (ii) long term incentive plan for 2007. The estimated possible payouts for these 2007 awards made in April 2008 were previously reported in the Grant of Plan Based Awards in 2007 table included in the proxy statement for our 2008 annual meeting of shareholders. For additional information regarding these 2007 annual incentive awards, see the Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table below.

(4) The shares set forth in this column represent time-vested share option awards granted under the 2008 Plan pursuant to our long term incentive plan for 2007.

(5) The full grant date fair value was computed in accordance with FAS 123(R) based on the assumptions described in footnotes 1 and 2 to the Summary Compensation Table.

(6) Represents time-vested restricted shares granted under the 2008 Plan to Mr. Earle and Mr. Hutchinson in recognition of their change in roles and increase in responsibilities in 2008, which is discussed in more detail above under “Compensation Discussion and Analysis–Elements of Compensation–Long-Term Incentive Compensation”. Each of these award vests ratably in five equal annual installments, commencing on April 23, 2009 (the one-year anniversary of the date of grant).

(7) Mr. McGehee retired from the Company on March 31, 2008 and did not receive any equity awards during 2008.

     Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     Options and Restricted Shares Granted in 2008

     On April 23, 2008, the executive compensation committee determined the annual incentive award for 2007 for each of our current named executive officers as follows: Mr. Lowder $256,650; Mr. Thompson — $393,530; Mr. Andress — $393,530; Mr. Earle — $77,311; Mr. Hutchinson — $35,689 and Mr. Rigrish - $50,000. As previously disclosed in our proxy statement for the 2008 annual meeting of shareholders, Mr. Lowder was expected to receive an award under the 2007 annual incentive plan in April 2008, which was to be based on the performance measures for Messrs. Thompson and Andress. Pursuant to the terms of the annual incentive compensation plan for 2007, the named executive officers were required to take 25% of their annual incentive plan award in the form of restricted common shares instead of cash. In addition, the named executive officers could elect to receive all or a portion of the remaining 75% of the award in the form of restricted common shares instead of cash. Officers who elected to receive between 25% and 50% of their award in restricted shares received shares having a market value on the award date equal to 125% of the amount received in restricted shares (i.e., an additional 25% in restricted common shares), and officers who elected to receive more than 50% of their award in restricted shares received shares having a market value on the award date equal to 140% of the elected amount (i.e., an additional 40% in restricted common shares).

     Each of Messrs. Lowder, Thompson, Andress, Earle and Rigrish elected to receive 100% of their 2007 annual incentive plan award in the form of restricted common shares instead of cash. Mr. Hutchinson elected to receive 25% of his 2007 annual incentive plan award in the form of restricted shares instead of cash. Thus, the following restricted share grants were approved by the executive compensation committee on April 23, 2008 in lieu of cash payments: Mr. Lowder — 15,251 shares; Mr. Thompson — 23,385 shares; Mr. Andress — 23,385 shares; Mr. Earle — 4,594 shares; Mr. Hutchinson — 473 shares and Mr. Rigrish – 2,971. All restricted share awards are subject to a three-year vesting period (50% vests on the first anniversary of the date of grant, and 25% vests on each of the second and third anniversaries of the date of grant). Dividends are paid on restricted share awards included in the Grant of Plan-Based Awards in 2008 Table above.

     The value of options granted in 2008, as reflected in the Grants of Plan-Based Awards in 2008 Table above, was based on computing the value of an option on the grant date (using the Black-Scholes model). All option valuation models, including the Black-Scholes model, require a prediction about the future movement of the share price. The following assumptions were made for the purposes of calculating the option value: an option term of 7.1 years, volatility of 20.7%, dividend yield at 7.92% and risk-free interest rate of 3.77%.

     2006 Transition Incentive Awards

     In April 2006, in connection with the transition in duties and responsibilities for certain of the officers, we made transition incentive awards of time-vested restricted shares and performance based awards to certain officers, including Messrs. Lowder, Thompson, Andress, Earle and McGehee. The Performance based awards were based on the performance of the Company over a three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”). On January 29, 2009, the executive compensation committee confirmed the calculation of the payouts under the performance based awards as of the end of Performance Period for each of the remaining participants under the incentive program, and approved the form in which the performance awards were made. Each of Messrs. Andress and McGehee forfeited his performance award and time-vested restricted share award upon his departure from the Company in 2008. These transition awards, including the payout amounts, are more fully described and discussed above under “Compensation Discussion and Analysis–Payment of Transition Incentive Compensation Arrangement for 2006-2008 Performance”.

     Employment Agreements and Post-Employment/Change in Control Compensation

     None of our named executive officers, or any of our other executive officers, have employment agreements with us. In 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder’s prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. See the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the potential post-employment or change of control payments or other benefits to be received by our named executive officers upon certain termination events or upon a change in control, including a discussion of Mr. Lowder’s non-competition agreement.

     Severance and Retirement Payments in 2008

     For a discussion of the arrangements entered into between the Company and Mr. McGehee in connection with his retirement from the Company in March 2008, see “Compensation Discussion and Analysis– Changes in Organizational Structure and Related Compensation Issues.”. For a discussion of the arrangements entered into between the Company and Mr. Andress in connection with his resignation in December 2008, see “Compensation Discussion and Analysis– Changes in Organizational Structure and Related Compensation Issues.”

     The following table sets forth certain information concerning outstanding equity awards at fiscal year-end for 2008. This table does not include the performance based awards made to named executive officers under the April 2006 transition incentive award program described above, which awards became fully vested on December 31, 2008. See “Compensation Discussion and Analysis—Changes in Organizational Structure and Related Compensation Issues,” above.

Outstanding Equity Awards at Fiscal Year-End for 2008

	Option Award (1)
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option	Option	Stock that	Units of Stock
	Options	Options	Exercise	Expiration	Have Not	that Have Not
Name	# Exercisable	# UnExercisable	Price ($)	Date	Vested (#)	Vested($) (2)
Thomas H. Lowder					92,505 (3)	$ 770,567
	30,000	—	$16.75	01/25/2009
	7,465	—	$13.37	01/24/2010
	71,450	—	$16.25	01/26/2011
	81,060	—	$21.77	01/18/2012
	75,500	—	$22.71	01/17/2013
	797	532	$26.99	02/03/2015
	16,059	10,706	$26.48	04/07/2015
	3,220	4,830	$37.28	04/26/2016
	2,084	8,337	$39.41	04/24/2017
	—	27,234	$23.56	04/23/2018
	20,000	—	$16.75	01/25/2009
	30,035	—	$13.37	01/21/2010
	13,000	—	$16.25	01/26/2011
C. Reynolds Thompson, III					63,466 (4)	$ 528,672
	6,667	—	$16.75	01/25/2009
	8,000	—	$13.37	01/24/2010
	26,646	—	$16.25	01/26/2011
	47,988	—	$21.77	01/18/2012
	44,700	—	$22.71	01/17/2013
	697	466	$26.99	02/03/2015

	14,218	9,480	$26.48	04/07/2015
	2,817	4,226	$37.28	04/26/2016
	2,531	10,124	$39.41	04/24/2017
	—	41,758	$23.56	04/23/2018
Weston M. Andress (5)	—	—	—	—	—	—
Paul F. Earle					38,497 (6)	$ 320,680
	5,334	—	$16.75	01/25/2009
	6,000	—	$13.37	01/24/2010
	18,016	—	$16.25	01/26/2011
	23,994	—	$21.77	01/18/2012
	22,400	—	$22.71	01/17/2013
	2,057	3,086	$37.28	04/26/2016

	71	288	$39.41	04/24/2017
	—	8,204	$23.56	04/23/2018
Raymond L. Hutchinson					10,205 (7)	$ 85,008
	2,887	—	$37.28	04/26/2016
	47	188	$39.41	04/24/2017
	—	3,787	$23.56	04/23/2018
		2,591
Charles A. McGehee (8)	—	—	—	—	—	—
John P. Rigrish					4,556 (9)	$ 31,300
	6,666	—	$16.75	01/25/2009
	10,000	—	$13.37	01/24/2010
	22,520	—	$16.25	01/26/2011
	23,944	—	$21.77	01/18/2012
	22,400	—	$22.71	01/17/2013
	135	203	$37.28	04/26/2016

	83	336	$39.41	04/24/2017
	—	8,204	$23.56	04/23/2018

(1) All option awards shown in the table above have a term of 10 years (expiring on the 10th anniversary of the date of the award) and vest in equal annual installments over a five-year period. In June 2007, in connection with the consummation of certain strategic transactions more fully described in our 2008 Form 10-K, the exercise prices of all of our then outstanding options were reduced by $10.63 per share as required under the terms of our option plans. The option exercise prices for grants made prior to June 2007 in the table above reflect this exercise price adjustment. As to Mr. Lowder, 63,035 of the option shares listed in this table are held in trust for the benefit of Mr. Lowder’s children.

(2) The market value is calculated by multiplying the number of shares by $8.33, the closing market price of our common shares on December 31, 2008.

(3) Represents restricted shares, which vest as follows: 404 shares ratably in two annual installments, commencing on February 3, 2009; 2,142 shares ratably in two annual installments, commencing on April 7, 2009; 1,108 shares on April 26, 2009; 950 shares ratably in three annual installments, commencing on April 26, 2009; 2,918 shares ratably in two annual installments, commencing on April 24, 2009; 1,668 shares ratably in four annual installments, commencing on April 24, 2009; 15,251 shares ratably in five annual installments, commencing on April 23, 2009; 5,447 shares ratably in five annual installments, commencing on April 23, 2009; and 62,617 shares vest 100% on April 26, 2011.

(4) Represents restricted shares, which vest as follows: 1,265 shares on July 22, 2009; 354 shares ratably in two annual installments, commencing on February 3, 2009; 1,896 shares ratably in two annual installments, commencing on April 7, 2009; 942 shares on April 26, 2009; 831 shares ratably in three annual installments, commencing on April 26, 2009; 3,544 shares ratably in two annual installments, commencing on April 24, 2009; 2,025 shares ratably in four annual installments, commencing on April 24, 2009; 23,385 shares ratably in five annual installments, commencing on April 23, 2009; 8,352 shares ratably in five annual installments, commencing on April 23, 2009; and 20,872 shares vest 100% on April 26, 2011.

(5) Pursuant to the terms of his severance agreement, Mr. Andress forfeited all equity based awards, including the 2006 transition incentive awards. See the discussion under “Compensation Discussion and Analysis– Changes in Organizational Structure and Related Compensation Issues.”

(6) Represents restricted shares, which vest as follows: 251 shares on April 7, 2009; 680 shares on April 26, 2009; 595 shares ratably in three annual installment, commencing on April 26, 2009; 101 shares ratably in two annual installments, commencing on April 24, 2009; 58 shares ratably in four annual installments, commencing on April 24, 2009; 3,198 shares ratably in four annual installments, commencing on April 24, 2009; 4,594 shares ratably in three annual installments, commencing on April 26, 2009; 1,641 shares ratably in five annual installments, commencing on April 26, 2009; 14,856 shares ratably in five annual installments, commencing on April 26, 2009 and 20,872 shares vest 100% on April 26, 2011.

(7) Represents restricted shares, which vest as follows: 194 shares on June 10, 2009; 531 shares ratably in two annual installments, commencing on April 7, 2009; 251 shares on April 26, 2009; 33 shares ratably in two annual installments, commencing on April 24, 2009; 1,599 shares ratably in four annual installments, commencing on April 24, 2009; 473 shares ratably in three annual installments, commencing on April 23, 2009; 757 shares ratably in five annual installments, commencing on April 23, 2009 and 6,367 shares vest ratably in five annual installments, commencing on April 23, 2009.

(8) Mr. McGehee retired from the Company on March 31, 2008. See the discussion under “Compensation Discussion and Analysis– Changes in Organizational Structure and Related Compensation Issues.”

(9) Represents restricted shares, which vest as follows: 251 shares ratably in two annual installments, commencing on April 7, 2009; 47 shares on April 26, 2009; 40 shares ratably in three annual installments, commencing on April 26, 2009; 118 shares ratably in two annual installments, commencing on April 24, 2009; 68 shares ratably in four annual installments, commencing on April 24, 2009; 2,971 shares ratably in three annual installments, commencing on April 23, 2009; and 1,061 shares ratably in five annual installments, commencing on April 23, 2009.

     The following table sets forth certain information concerning option exercises and shares acquired by our named executive officers during 2008, and the vesting of restricted share awards previously granted to our named executive officers.

Option Exercises and Stock Vested During 2008

Name	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($) (1)
Thomas H. Lowder	—	—	9,779	$241,826
C. Reynolds Thompson, III	—	—	10,974	265,380
Weston M. Andress	—	—	12,439	305,310
Paul F. Earle	—	—	2,738	67,149
Raymond L. Hutchinson	—	—	1,258	30,599
Charles A. McGehee (2)	—	—	4,994	120,106
John P. Rigrish	—	—	920	23,036

(1) Amounts reflect the market value of our common shares on the day the shares vested.

(2) Under the agreement entered into between Mr. McGehee and the Company in connection with his retirement in March 2008, all of Mr. McGehee’s unvested restricted shares as of his date of retirement immediately vested (other than his transition incentive award of time-vested restricted shares, which he forfeited upon his retirement). See the discussion under “Compensation Discussion and Analysis–Changes in Organizational Structure and Related Compensation Issues.”

     Pension Benefits Disclosure

     The Colonial Properties Trust Defined Benefit Pension Plan (the “Pension Plan”) was terminated effective June 30, 2007. Each of the named executive officers, other than Mr. Andress and Mr. Hutchinson, participated in the Pension Plan as of the time of plan termination. The IRS approval for the termination was granted in 2008 and all remaining assets were distributed to participants during 2008. Each of the participating named executive officers elected to take a partial lump sum payment of their pension benefit during 2007, and the balance the pension benefit was paid in a lump sum during 2008. For a more detailed discussion of the assumptions used for financial reporting purposes under generally accepted accounting principles with respect to the Pension Plan, please refer to Note 17 to our 2008 consolidated financial statements contained in our 2008 Form 10-K.

Pension Benefits Table

			Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
	Colonial Properties
Thomas H. Lowder	Trust Defined Benefit	30	$ 0	$28,445
	Pension Plan
	Colonial Properties
C. Reynolds Thompson, III	Trust Defined Benefit	10	0	4,955
	Pension Plan
	Colonial Properties
Paul F. Earle	Trust Defined Benefit	15	0	10,383
	Pension Plan
	Colonial Properties
Charles A. McGehee	Trust Defined Benefit	26	0	35,235
	Pension Plan
	Colonial Properties
John R. Rigrish	Trust Defined Benefit	9	0	8,186
	Pension Plan

(1) Plan benefits were frozen and the plan terminated on June 30, 2007. Number of years of credited service is equal to the actual years of service with the Company. We did not have a policy of granting extra years of credited service.

(2) The value for the participants at the end of the year is $0.00, because all remaining assets were paid out to participants during 2008 following termination of the Pension Plan.

     Potential Payments Upon Termination or Change in Control

     Potential Payments Under Thomas Lowder’s Non-competition Agreement

     On May 4, 2007, the Company, Colonial Realty Limited Partnership and Mr. Thomas Lowder entered into a non-competition agreement. The non-competition agreement replaced Mr. Lowder’s prior employment agreement, which was terminated after Mr. Lowder became non-executive Chairman of the Board in 2006. The non-competition agreement restricts Mr. Lowder from competing with the Company during the period in which Mr. Lowder serves as Chairman of the Board of the Company (or otherwise as an employee of the Company), and for two years thereafter (the “Restricted Period”). During the Restricted Period, Mr. Lowder cannot engage in any way, directly or indirectly, in the acquisition, operation, development, management, leasing or disposition of any real property or any improvements thereon, other than in his capacity as a director, trustee, officer or equity owner of the Company, and other than certain permitted activities specified in the non-competition agreement. During the two-year, post-termination period, Mr. Lowder is entitled to compensation equal to two times his annual salary determined at the time he ceases to serve as Chairman of the Board of the Company (or otherwise as an employee of the Company) payable in substantially equal monthly installments over the two-year period (as of December 31, 2008, the amount that would have been paid based on his base salary for 2008 would have been approximately $500,000 in the aggregate). The non-competition agreement also contains a nonsolicitation covenant that applies during the Restricted Period to employees, independent contractors and tenants of any property in which the Company has at least a 50% equity interest. Mr. Lowder may terminate the non-competition agreement upon a change in composition of the Company’s board of trustees during any two year period such that the trustees at the beginning of the period (or trustees nominated or elected by such trustees) cease to constitute a majority of the board of trustees or on or after the date on which any person or group acquires more than 20% of the Company’s voting shares without prior written consent of the Company.

     Potential Payments Pursuant to Equity Awards Upon Death, Disability or Change in Control

     The following discussion summarizes the potential payments to our named executive officers in connection with certain terminations of employment or upon a change in control of the Company. The amounts shown assume that such termination of employment or change in control was effective as of December 31, 2008 (the last business day of our last completed fiscal year), and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the named executive officer upon his termination. The actual amounts to be paid out can only be determined at the time of the termination or change in control.

     Death or Disability

     If a named executive officer were to die or become disabled, under the terms of the existing equity plans and award agreements, the named executive officer would be entitled to the following:

  any unvested restricted share awards would accelerate and become fully vested; and

  any unexercisable option awards would accelerate and become fully vested and would remain exercisable for up to one year after the date of death or termination of employment due to disability (unless terminated earlier upon the expiration of the term of the option, or 10 years from the date of grant).

     In addition, as to the service-based restricted shares granted pursuant to our 2006 transition incentive program, the executive compensation committee may, in its discretion, allow the named executive officer to vest in a number of shares based on the ratio of his employment from the grant date to the date of termination and the five-year or three-year period, respectively.

     Change in Control

     If a named executive officer’s employment is terminated due to a change in control in which the Company is not the surviving entity, any unvested restricted share awards would accelerate and become fully vested. In addition, any unexercisable option awards would accelerate and become fully vested and remain exercisable for 15 to 30 days (depending on the plan) immediately prior to the occurrence of the termination.

     If, however, these awards are assumed, or substituted for options or shares of any successor entity, in connection with the change in control, the options and restricted shares would instead continue to vest in accordance with their terms. Under the 2008 Plan, in the event an award is assumed or substituted and the named executive officer’s employment is terminated without “cause” within one year following the consummation of change in control, the award will be fully vested and remain exercisable for one year following such termination or for such longer period as the compensation committee may determine. “Cause” is defined in the 2008 Plan as follows (unless the applicable award agreement contains a different definition): (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements. None of the award agreements for named executive officers under the 2008 Plan contain a different definition of “cause.”

     A “change in control” is defined under our equity plans as:

  the dissolution or liquidation of the Company;

  a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;

  a sale of substantially all of the assets of the Company; or

  upon any transaction (including, a merger or reorganization in which the Company is the surviving entity) approved by the board of trustees that results in any person or entity owning 50% or 80% (depending on the plan) or more of the combined voting power of all classes of securities of the Company.

     The following table sets forth the intrinsic value (that is, the value based upon the Company’s share price ($8.33, the last reported sales price of our common shares on the NYSE on December 31, 2008), and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of death, disability or a change in control (assuming the awards are not assumed or substituted) as of December 31, 2008. The table does not include the transition incentive performance based awards issued to certain named executive officers as part of the April 2006 transition incentive award program, because those awards became fully vested on December 31,2008 (see the discussion under “Compensation Discussion and Analysis—Payment of Transition Incentive Compensation Arrangement for 2006 – 2008 Performance” above).

	Death or Disability	Change in Control
Thomas H. Lowder	$770,567	$770,567
C. Reynolds Thompson, III	528,672	528,672
Paul F. Earle	320,680	320,680
Raymond L. Hutchinson	85,008	85,008
John P. Rigrish	37,952	37,952

     On March 5, 2009, Mr. Hutchinson resigned from the Company. In recognition of his service to the Company, Mr. Hutchinson is expected to receive a lump sum cash payment equal to approximately one year’s base salary as severance.

Trustee Compensation

     Compensation of Non-Employee Trustees

     Non-employee trustees are compensated with an annual retainer and board and committee meeting fees. Non-employee trustees can elect to receive fully-vested common shares in lieu of all or a portion of their annual retainer and board and committee meeting fees pursuant to the Company’s 2008 Plan. The number of common shares received in lieu of fees is based on 125% of the amount of fees foregone divided by the fair market value of common shares. For purposes of this arrangement, “fair market value” is determined quarterly and defined as the average of the closing prices of the Company’s common shares for the last five trading days of the applicable three-month calendar quarter on which trades occurred.

     Non-employee trustees also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options are issued under the Company’s 2008 Plan. The options vest one year after the date the award was granted, subject to continued service, at an exercise price equal to the fair market value on the grant date.

     Non-employee trustees also receive a grant of $10,000 of restricted shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. The restricted shares are issued under the Company’s 2008 Plan. The restricted shares are valued based on the fair market value on the grant date and vest one year after the grant date, subject to continued service.

     The grant date for both share option and restricted share awards is the date of the annual meeting of the board of trustees (which generally occurs on or about the date of the annual meeting of shareholders each year). We use the closing price on the grant date as the exercise price of share options and to determine the number of restricted shares, similar to the practice adopted for awards to our executive officers and employees generally.

     Employee trustees are not entitled to any additional compensation for their service as trustees. The following table outlines the non-employee trustee’s cash compensation in terms of annual retainer and fee structure for 2008 and 2009.

Non-Employee Trustees Fee Structure

Annual Retainer – Board Members	$22,500
Annual Retainer – Lead Trustee	15,000
Annual Retainer – Audit Committee Chairman	15,000
Annual Retainer – Executive Compensation Chairman	7,500
Annual Retainer – Executive Committee Chairman	7,500
Annual Retainer – Governance Committee Chairman	7,500

Per Board Meeting Attended in Person*	1,750
Per Board Meeting Attended by Telephone	1,000

Committee Member (other than Chairman):
Per Committee Meeting Attended in Person*	1,250
Per Committee Meeting Attended by Telephone	1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone*	1,750

     * Plus out of pocket expenses.

     In addition, under the share ownership guidelines set forth in our Corporate Governance Guidelines, each trustee is expected to achieve a minimum ownership stake of $5,000. Each trustee was in compliance with this requirement as of December 31, 2008.

     2008 Trustee Compensation Table

     The following table sets forth the total compensation paid to each non-employee trustee in 2008.

	Fees Earned			Change in
	or Paid in	Stock Awards	Option Awards	Pension Value	All Other
Trustee	Cash ($)	($) (1)	($) (2)		Compensation (3)	Total
Carl F. Bailey	$ —	$102,828 (5)	$13,220	N/A	$632	$ 116,680
M. Miller Gorrie	—	69,703 (5)	13,220	N/A	$632	$ 83,555
William M. Johnson	—	65,953 (5)	13,220	N/A	$632	$ 79,805
Glade M. Knight	28,750	10,015	13,220	N/A	$632	$ 52,617
James K. Lowder	5,500	50,015 (5)	13,220	N/A	$632	$ 69,367
Herbert A. Meisler	—	10,015	13,220	N/A	$47,382 (6)	$ 70,617
Claude B. Nielsen	50,750	10,015	13,220	N/A	$632	$ 74,617
Harold W. Ripps	—	55,953 (5)	13,220	N/A	$632	$ 69,805
Donald T. Senterfitt (4)	51,000	13,353	13,220	N/A	$632	$ 78,205
John W. Spiegel	—	73,453 (5)	13,220	N/A	$632	$ 87,305

(1) The amount disclosed in the "Stock Awards" column includes the aggregate accounting expense recognized by the Company in fiscal year 2008, in accordance with FAS 123(R), excluding the impact of estimated forfeitures based on service-based vesting conditions, related to restricted share awards made in 2008 and in prior fiscal years to the extent that the accounting cost of the awards was recognized in our 2008 consolidated financial statements contained in our 2008 Form 10-K. For each non-employee trustee, the amount in this column represents (or includes, as applicable) the accounting expense recognized in fiscal year 2008 with respect to the grant of approximately $10,000 of restricted shares following the annual election of trustees in each of April 2008 and April 2007. The full grant date value of the annual restricted share awards granted in April 2008 was $10,013. The assumptions used to compute the accounting expense recognized for each non-employee trustee in fiscal year 2008 and 2007 with respect to these awards are set forth in Notes 16 and 15 to our 2008 and 2007 consolidated financial statements contained in our 2008 Form 10-K and 2007 Form 10-K, respectively. As of December 31, 2008, each of our non-employee trustees (other than Mr. Senterfitt, who passed away in August 2008) held 425 outstanding restricted shares granted in April 2008. For Mr. Senterfitt, the amount in this column also includes the portion of the compensation expense recognized in 2008 upon the acceleration of vesting of his of restricted share award granted in April 2008, which accelerated vesting occurred upon his death in August 2008 pursuant to the terms of this award.

(2) The amounts disclosed in the "Option Awards" column represent the aggregate accounting expense recognized by the Company in fiscal year 2008, in accordance with FAS 123(R), excluding the impact of estimated forfeitures based on service-based vesting conditions, related to option awards made in 2008 and in prior fiscal years to the extent that the accounting cost of the awards was recognized in our 2008 consolidated financial statements contained in our 2008 Form 10-K. For each non-employee trustee, the amount in this column represents the the accounting expense recognized in fiscal year 2008 with respect to the grant of options to purchase 5,000 common shares following the annual election of trustees in each of April 2008 and 2007. The grant date fair value of the option awards granted in April 2008 was $7,000. The Black-Scholes option pricing model was chosen to estimate the value of the options set forth in this table and in the financial statements of the Company. The assumptions used to compute the accounting expense recognized for each non-employee trustee in fiscal year 2008 and 2007 with respect to these awards are set forth in Notes 16 and 15 to our 2008 and 2007 consolidated financial statements contained in our 2008 Form 10-K and 2007 Form 10-K, respectively. The following table lists the outstanding option awards at December 31, 2008 held by each of our non-employee trustees, other than Mr. Senterfitt who passed away in August 2008):

Options Outstanding at 2008 Fiscal Year-End

	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options
	(#)	(#)
Name	Exercisable	Unexercisable
Carl F. Bailey	40,000	5,000
M. Miller Gorrie	10,000	5,000
William M. Johnson	10,000	5,000
Glade M. Knight	66,620	5,000
James K. Lowder	45,000	5,000
Herbert A. Meisler	35,000	5,000
Claude B. Nielsen	40,000	5,000
Harold W. Ripps	10,000	5,000
John W. Spiegel	25,000	5,000

(3) The amount listed in this column represents the following dividends: one dividend payment of $0.50 per share in 2008 on the 201 restricted shares granted on April 25, 2007; which became 100% vested on April 25, 2008, and two dividend payments of $0.50 per share and one dividend payment of $0.25 per share on the 425 restricted shares granted on April 23, 2008.

(4) Mr. Senterfitt passed away in August 2008. In addition to his position as lead trustee, Mr. Senterfitt served as Chairman of the Governance Committee and as a member of the Audit Committee.

(5) In addition to the amounts specified in Note 1 above, this amount also includes the awards to non-employee trustees who elected to receive common shares pursuant to the Company’s 2008 Plan in lieu of the annual board and committee meeting fees pursuant. Common shares received in lieu of cash under such plan have a fair market value equal to 125% of the amount of cash foregone. The trustees that participated in this plan during 2008 were Messrs. Bailey, Gorrie, Johnson, J. Lowder, Ripps and Spiegel. For 2008, the market values attributable to the additional 25% were as follows: Mr. Bailey: $18,563; Mr. Gorrie $11,938; Mr. Johnson $11,188; Mr. J. Lowder $8,000; Mr. Ripps $9,188; and Mr. Spiegel $12,688. The amounts included in this column represent the grant date fair value of these stock awards, determined in accordance with FAS 123(R).

(6) Mr. Meisler has waived his right to trustee and committee meeting fees (which was $46,750 for 2008) and has requested that we donate a like amount to a charitable organization designated by Mr. Meisler on his behalf.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     The executive compensation committee was comprised of Messrs. Claude B. Nielsen, William M. Johnson, Herbert A. Meisler and John W. Spiegel during 2008. None of these four members was an employee or officer of the Company during 2008 and none are former officers. In addition, no interlocking relationship existed between these members and any member of any other Company’s board of directors, board of trustees or compensation committee during that period.

     During fiscal year 2008, we engaged in certain transactions with entities in which some of our trustees had a financial interest. None of these transactions involved members of the executive compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie LLC, a construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, re-development and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, re-development or expansion project with this company in compliance with the Company’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company) presents each project to the independent members of the Executive Committee of the Board of Trustees for final approval.

     The Company paid $50.6 million, $77.0 million and $59.2 million for property construction costs to Brasfield & Gorrie LLC during the years ended December 31, 2008, 2007 and 2006, respectively. Of these amounts, $38.4 million, $67.0 million and $53.1 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2008, 2007 and 2006, respectively. The Company had $0.6 million, $6.5 million and $9.6 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2008, 2007 and 2006, respectively. Mr. Gorrie has a 3.8% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the Executive Committee consistent with the procedure described above.

     The Company also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013. The amended lease provides for aggregate remaining lease payments of approximately $3.2 million from 2009 through the end of the extended lease term. The amended lease also provides the tenant with a right of first refusal to lease additional vacant space in the same building in certain circumstances. The underlying property was contributed to a joint venture during 2007 in which the Company retained a 15% interest. The Company continues to manage the underlying property. The aggregate amount of rent paid under the lease was approximately $0.5 million, during 2008.

     Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and his family members and James Lowder and his family members each has a 50% ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Hilb, Rogal & Hobbs, Colonial Insurance Agency, McGriff Siebels & Williams and Marsh, USA, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $5.0 million, $7.8 million and $4.8 million for 2008, 2007 and 2006, respectively. The aggregate amounts paid by the Company to Colonial Insurance Agency for these services during the years ended December 31, 2008, 2007 and 2006 were $0.5 million, $0.6 million and $0.5 million, respectively. Neither Mr. T. Lowder nor Mr. J. Lowder has an interest in these premiums.

     During 2008, 2007 and 2006, the Company provided property management services for certain apartment properties owned by Colonial Real Estate Investors, Inc. (“CREI”), a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and his family members and James Lowder and his family members each has a 50% ownership interest). The Company provided property management services pursuant to three separate property management agreements. Each agreement provided for management fees equal to the greater of $5,000 per month or 4% of gross revenue collected during the term of the agreement. Each agreement had an initial term of three years, beginning in 2002, and automatically renewed for subsequent terms of one year, unless terminated by one of the parties. One agreement was terminated during 2006 and another agreement was terminated during 2007. The aggregate amounts paid by CREI to the Company for property management services under the remaining agreement during the year ended December 31, 2008 was approximately $115,000. This remaining property management agreement was terminated during 2008.

     Other than a specific procedure for reviewing and approving related party construction activities, the Company has not adopted a formal policy for the review and approval of related persons’ transactions generally. Pursuant to its charter, our audit committee reviews and discusses with management and our independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of the Company’s financial statements. Our policies and practices may not be successful in eliminating the influence of conflicts.

VOTING SECURITIES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 2, 2009, information regarding the beneficial ownership of our common shares, including our common shares as to which a right to acquire beneficial ownership existed, for example, through the exercise of options to purchase common shares, within the meaning of Rule 13d-3 under the Exchange Act, by:

(1)	each person known by us to be the beneficial owner of more than five percent of our outstanding common shares;

(2)	each trustee, nominee and named executive officer; and

(3)	our trustees, our named executive officers and other executive officers as a group.

     Unless otherwise indicated in the notes to the table, each person named in the table had, as of the record date, sole voting and investment power with respect to all shares shown as beneficially owned by such person. References in the table to “units” are to common units of limited partnership interest in Colonial Realty Limited Partnership, our operating partnership. Units owned by a person named in the table are included in the “Number of Common Shares” column because units are currently redeemable, at the option of the holder, for cash equal to the value of an equal number of common shares or, at our election, for an equal number of common shares. Because of limitations on ownership of common shares imposed by our Declaration of Trust, neither Mr. T. Lowder nor Mr. J. Lowder could in fact redeem all of his units for common shares without divesting a substantial number of common shares in connection with the redemption. The extent to which a person holds units as opposed to common shares is set forth in the footnotes. Unless indicated otherwise below, the address for our trustees and executive officers is c/o Colonial Properties Trust, Colonial Plaza, 2101 6th Avenue North, Suite 750, Birmingham, Alabama 35203.

	Number of	Percent of	Common
Name and Business Address	Common	Common	Shares
of Beneficial Owner	Shares	Shares (1)	and Units (2)
Thomas H. Lowder (3)	3,652,801	7.2%	6.3%

James K. Lowder (4)	3,184,060	6.3%	5.5%

The Vanguard Group, Inc. (5)	3,984,781	8.2%	6.9%
100 Vanguard Blvd.
Malvern, PA 19355

Anchor Capital Advisors LLC (6)	3,424,708	7.0%	6.0%
One Post Office Square
Boston, MA 02109-2103

Barclays Global Investors, NA (7)	3,788,268	7.8%	6.6%
45 Fremont Street
San Francisco, CA 94105

Carl F. Bailey (8)	154,821	*	*

M. Miller Gorrie (9)	1,125,259	2.3%	2.0%

William M. Johnson (10)	1,024,970	2.1%	1.8%

Glade M. Knight (11)	813,142	1.7%	1.4%

Herbert A. Meisler (12)	725,848	1.5%	1.3%

Claude B. Nielsen (13)	85,154	*	*

Harold W. Ripps (14)	2,113,598	4.2%	3.7%

John W. Spiegel (15)	66,131	*	*

C. Reynolds Thompson, III (16)	293,941	*	*

Paul F. Earle (17)	191,720	*	*

Raymond L. Hutchinson (18)	18,161	*	*

John P. Rigrish (19)	124,988	*	*

All executive officers and trustees as a group
(16 persons) (20)	11,585,893	20.9%	19.8%
____________________

* Less than 1%

(1) For purposes of this calculation, the number of common shares deemed outstanding includes 48,606,242 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of units or upon the exercise of options exercisable within 60 days of March 2, 2009.

(2) For purposes of this calculation, the number of common shares and units deemed outstanding includes 48,606,242 common shares currently outstanding, 8,860,971 units currently outstanding (excluding units held by the Company), and the number of common shares issuable to the named person(s) upon the exercise of options exercisable within 60 days of March 2, 2009. All such outstanding units are currently redeemable within 60 days of March 2, 2009.

(3) The total includes 489,685 shares directly owned by Thomas Lowder, 1,600 shares owned by Thomas H. Lowder Investments, LLC, 790,921 shares owned by Colonial Commercial Investments, Inc. (“CCI”), a corporation owned equally by Thomas and James Lowder, 53,628 shares owned pursuant to the Company’s 401(k) plan, 19,719 shares owned, 63,035 shares subject to options exercisable within 60 days, held in trust for the benefit of Thomas Lowder’s children, and 302,394 shares subject to options exercisable within 60 days. In addition, the total includes 635,350 units directly owned by Thomas Lowder, 89,285 units owned by Thomas H. Lowder Investments, LLC, 1,207,054 units owned by CCI, and 130 units held in trust for the benefit of Thomas Lowder’s children. Shares and units owned by CCI are reported twice in this table, once as beneficially owned by Thomas Lowder and again as beneficially owned by James Lowder.

(4) The total includes 305,383 shares directly owned by James Lowder, 1,600 shares owned by James K. Lowder Investments, LLC, 790,921 shares owned by CCI, 104,271 shares owned pursuant to the Company’s 401(k) plan, and 50,000 shares subject to options exercisable within 60 days. In addition, the total includes 635,351 units directly owned by James K. Lowder, 89,285 units owned by James K. Lowder Investments, LLC, 1,207,054 units owned by CCI and 195 units held in trust for the benefit of James K. Lowder’s children.

(5) Represents the number of shares owned by The Vanguard Group, Inc. based on a Schedule 13G/A filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 13, 2009. According to such Schedule 13G/A, the Vanguard Group, Inc. has sole voting power with respect to 61,990 of such common shares and sole dispositive power with respect to all of the 3,984,781 common shares.

(6) Represents the number of common shares owned by Anchor Capital Advisors LLC based on a Schedule 13G filed with the Securities and Exchange Commission by Anchor Capital Advisors LLC on January 28, 2009. According to such Schedule 13G, Anchor Capital Advisors LLC has sole voting and dispositive power with respect to 3,424,708 of our common shares. The Schedule 13G was filed on behalf of Anchor Capital Advisors LLC solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(7) Information based on a Schedule 13G filed with the Securities an Exchange Commission on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, indicating that: (a) Barclays Global Investors, NA beneficially owns 1,226,265 of our common shares and has sole voting power with respect to 1,109,139 of such common shares and sole dispositive power with respect to the 1,226,265 common shares; (b) Barclays Global Fund Advisors beneficially owns 2,486,802 of our common shares and has sole voting power with respect to 1,940,477 of such common shares and sole dispositive power with respect to the 2,486,802 common shares; (c) Barclays Global Investors, Ltd. beneficially owns 56,841 of our common shares and has sole voting power with respect to 26,043 of such common shares and sole dispositive power with respect to the 56,841 common shares; and (d) Barclays Global Investors Japan Limited beneficially owns 18,360 of our common shares and has sole voting and dispositive power with respect to the18,360 common shares. The Schedule 13G was filed on behalf of (a) Barclays Global Investors, NA solely in its capacity as a bank under Section 3(a)(6) of the Exchange Act and (b) Barclays Global Fund Advisors solely in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(8) The total includes 91,226 shares directly owned by Mr. Bailey, of which 50,000 are pledged for a bank loan, 1,000 shares owned by Mr. Bailey’s spouse, 45,000 shares subject to options exercisable within 60 days and 17,595 units directly owned by Mr. Bailey.

(9) The total includes 207,279 shares directly owed by Mr. Gorrie, 93,959 shares owned by Mr. Gorrie’s spouse, 518,544 shares owned by Brasfield & Gorrie, LLC, which is controlled by Mr. Gorrie, 9,363 shares held in trust for Mr. Gorrie’s son, 14,591 shares held in trust for Mr. Gorrie’s brother and 15,000 shares subject to options exercisable within 60 days. Also includes 157,140 units owned by MJE, LLC, and 109,383 units directly owned by Mr. Gorrie.

(10) The total Includes 433,878 shares directly owned by Mr. Johnson, 12,892 shares owned by Mr. Johnson’s spouse, and 15,000 shares subject to options exercisable within 60 days. The total also includes 313,200 units directly owned by Mr. Johnson. Also included are 100,000 shares held by Faith Ventures Foundation, Inc., 60,000 shares held in the William M. Johnson and Phyllis B. Johnson Foundation, Inc., and 90,000 shares held in the William M. Johnson and Phyllis B. Johnson Supporting Foundation, Inc., as to each of which Mr. Johnson has shared voting and investment power.

(11) The total includes 634,801 shares directly owned by Mr. Knight, 84,226 shares owned by LLP, which is controlled by Mr. Knight, 1,547 shares owned by Mr. Knight’s sons, 21,048 owned by Mr. Knight’s spouse and 71,520 shares subject to options exercisable within 60 days.

(12) The total includes 141,319 shares directly owned by Mr. Meisler, 40,000 shares subject to options exercisable within 60 days, 526,934 units owned by Meisler Partnership L.P., a limited partnership of which Mr. Meisler and his wife are partners, and 17,595 units directly owned by Mr. Meisler.

(13) The total includes 22,319 shares directly owned by Mr. Nielsen, 6,970 shares owned by Mr. Nielsen as custodian for his children, 50,000 shares subject to options exercisable within 60 days and 5,865 units directly owned by Mr. Nielsen.

(14) The total includes 122,623 shares directly owned by Mr. Ripps, 50,000 shares owned by Rime, Inc., a corporation controlled by Mr. Ripps, 15,000 shares subject to options exercisable within 60 days and 1,925,975 units directly owned by Mr. Ripps.

(15) The total includes 36,131 shares directly owned by Mr. Spiegel and 30,000 shares subject to options exercisable within 60 days.

(16) The total includes 108,186 shares directly owned by Mr. Thompson, of which 31,000 are pledged for a bank loan, 750 shares owned by Mr. Thompson as custodian for his children, 163,176 shares subject to options exercisable within 60 days, and 4,234 shares owned pursuant to the Company’s 401(k) plan. Also includes 17,595 units owned directly by Mr. Thompson, which are pledged for a bank loan.

(17) The total includes 97,303 shares directly owned by Mr. Earle, of which 17,595 of which are pledged for a bank loan, 13,805 shares owned pursuant to the Company’s 401(k) plan, 80,612 shares subject to options exercisable in 60 days.

(18) The total includes 12,979 shares directly owned by Mr. Hutchinson, and 5,182 shares subject to options exercisable within 60 days.

(19) The total includes 14,218 shares directly owned by Mr. Rigrish, 6,215 shares owned pursuant to the Company’s 401(k) plan, 89,960 shares subject to options exercisable within 60 days, and 17,595 units directly owned by Mr. Rigrish which are pledged for a bank loan.

(20) Includes 4,786,475 shares, 5,765,527 units and 1,033,891 shares subject to options exercisable within 60 days held by executive officers and trustees. Shares and units held by CCI have been counted only once for this purpose.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our trustees and executive officers and shareholders who beneficially own more than 10% of any class of our equity securities to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common shares and units. Based on a review of the copies of such reports furnished to us, we believe that, except as set forth below, all Section 16(a) filing requirements for the fiscal year ended 2008 applicable to such persons were complied with on a timely basis. Carl Bailey filed one late Form 4 on December 29, 2008 which included the late reporting of a purchase of 10,000 common shares on December 9, 2008.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

     Proposals of shareholders to be presented at the 2010 annual meeting must be received by us no later than November 16, 2009 to be considered for inclusion in our proxy material for the 2010 annual meeting of shareholders. In addition, any shareholder who wishes to propose a nominee to the board of trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such proposal to us no earlier than January 22, 2010 and no later than February 21, 2010, and must comply with the advance notice provisions and other requirements of Article II, Section 12 of our by-laws, which are on file with the SEC and may be obtained from us upon request.

     Pursuant to SEC rules, if a shareholder notifies the Company after January 30, 2010 of an intent to present a proposal at the 2010 annual meeting of shareholders and the proposal is voted upon at the 2010 annual meeting, the Company’s proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2010 annual meeting.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     You may vote either by completing and returning the enclosed proxy card to us prior to the meeting, by submitting your proxy electronically by telephone or the internet prior to the meeting or by completing a written ballot at the meeting. Proxies may be revoked at any time before they are exercised by delivering a written notice of revocation to Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, AL 35203 and addressed to the Corporate Secretary, by delivering or a later dated proxy to us, by voting again by telephone or the internet or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. Common shares represented by proxies either in the form enclosed, properly executed and returned, or submitted electronically by telephone or the internet, if such proxies are not revoked, will be voted as specified. Where no specification of how to vote is made on a properly executed and returned form of proxy or a proxy submitted electronically, the shares represented by the proxy will be voted as recommended by the board of trustees. Where the proxy is returned by mail but not properly executed, the shares represented by the proxy will not be voted. Under our by-laws and Alabama statutory law, shares represented by proxies that reflect abstentions will be counted as present and entitled to vote for purposes of determining the existence of a quorum.

     A quorum is the minimum number of shares required to hold a meeting. Under our by-laws, the presence, in person or by proxy, of at least a majority of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the annual meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”

     Trustees will be elected by a plurality of all votes cast at the meeting. Abstentions and any broker non-votes will have no effect on the outcome of the vote in the election of trustees. The Company has adopted a policy regarding nominees for trustee who fail to receive an affirmative majority of all votes cast at the annual meeting. The Company’s corporate governance guidelines provide that:

In an uncontested election, any nominee for Trustee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender his or her resignation following certification of the shareholder vote to the Governance Committee. The Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

     The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of all votes cast at the annual meeting. Abstentions and broker “non-votes” will not be counted as a vote “for” or “against” this proposal. Broker non-votes will not be counted as shares entitled to vote on this proposal and, accordingly will not affect the outcome with respect to this proposal. Accordingly, abstentions and broker “non-votes” will have no effect on the outcome of this proposal. We will pay the cost of preparing, assembling, and mailing the proxy material. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

HOUSEHOLDING OF PROXY MATERIALS

     If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will deliver promptly a copy to you if you address your written request to or call Colonial Properties Trust, Attention: Investor Relations, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203 (telephone number: 1-800-645-3917). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 22, 2009

     This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2008 are available on our website at www.colonialprop.com under the investor relations section of the website. Addition copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2008 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our annual report on Form 10-K for the year ended December 31, 2008 for a reasonable fee.

     Your vote is important. If you are unable to be present at the meeting in person, please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or cast your vote electronically by telephone or internet as soon as possible.

By Order of the Board of Trustees

John P. Rigrish Chief Administrative Officer and Corporate Secretary

 March 16, 2009

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on Tuesday, April 21, 2009.
Vote by Internet
Log on to the Internet and go to www.envisionreports.com/clp Follow the steps outlined on the secured website.

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
  Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
  Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Trustees recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	To elect the following trustees to serve for a	01 - Carl F. Bailey
	one-year term expiring in 2010:	04 - Glade M. Knight
07 - Herbert A. Meisler
10 - John W. Spiegel

02 - M. Miller Gorrie	03 - William M. Johnson
05 - James K. Lowder	06 - Thomas H. Lowder
08 - Claude B. Nielsen	09 - Harold W. Ripps

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees
	01	02	03	04	05	06	07	08	09	10
For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

B	Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name(s) exactly as it appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE▼

Proxy — Colonial Properties Trust
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE COMPANY ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 2009

The Undersigned, being a shareholder of Colonial Properties Trust (the “Company”), hereby appoints John P. Rigrish and John L. Moss, or either of them, with full power of substitution in each, as proxies and herby authorizes such proxies, or either of them, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held in the auditorium on the 2nd Floor of the Regions Center, 1901 6th Avenue North, Birmingham, Alabama 35203, on April 22, 2009 at 10:30 a.m., central time, and at any adjournment or postponement of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions indicated on the reverse side.

You are encouraged to specify your choice by marking the appropriate box. SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees’ recommendations for Proposal 1 and Proposal 2. If no direction is otherwise made, this proxy will be voted FOR Proposals 1 and 2. If you choose to vote by mailing your proxy, the proxies cannot vote your preferences unless you sign and date this card.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in his discretion.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE